Exhibit 10.1

LAND LEASE

AT

RICKENBACKER INTERNATIONAL AIRPORT

BETWEEN

COLUMBUS REGIONAL AIRPORT AUTHORITY

AND

AIRNET SYSTEMS, INC.

TABLE OF CONTENTS

Section I – Essential Lease Provisions
Section II – Additional Expenses for the Tenant
Section III – Tenant’s Conduct
Section IV – Giving the Tenant Rights
Section V – Construction Obligations
Section VI – Preserving the Premises
Section VII – Preserving the Authority’s Interest in Improvements
Section VIII – Protecting the Authority
Section IX – Termination
Section X – Regulatory Provisions
Section XI – Other Provisions
Section XII – Address for Notices
Section XIII – Leasehold Financing
Section XIV – Entire Agreement
Exhibit A – Premises
Exhibit B – Survey
Exhibit C – Expansion – Hangar/Sort Facility Expansion Area
Exhibit D – Expansion – Office Site
Exhibit E – Rent Schedule
Exhibit F – Deed
Exhibit G – Rickenbacker Airport
Exhibit H – Rickenbacker Airport Rules and Regulations
Exhibit I – Site Dimension Plans
Exhibit J – Site Preparation Work
Exhibit K – Ramp
Exhibit L – Tenant Work Permit
Exhibit M – Deleted
Exhibit N – Easement
Exhibit O – Deleted
Exhibit P – Leasehold Mortgage Language

SECTION I

ESSENTIAL LEASE PROVISIONS

A.            Parties

THIS LEASE (“Lease”) is executed and entered into as of January 20, 2004 (“Effective Date”) by the Columbus Regional Airport Authority (“Authority”) a Port Authority organized and existing under the laws of the State of Ohio and the owner and operator of Rickenbacker International Airport (“Airport”); and Airnet Systems, Inc. (“Tenant”), a corporation organized and existing under the laws of the State of Ohio and authorized to do business in Ohio.

B.            Definition of Certain Terms

The following terms shall have the following meanings for purposes of this lease:

“Airport” means that certain tract of real property located in Franklin and Pickaway Counties, Ohio, generally known as “Rickenbacker International Airport”, portions of which are either owned by the Authority or leased from the Government pursuant to a Lease of Real Property on Former Air National Guard Base, Ohio and operated by Authority as a civilian airport and which is generally depicted in the site plan attached as Exhibit G.

“Development Standards” means the Declaration of Protective Covenants and Development Standards for Rickenbacker International Airport dated November 12, 1992, and recorded in Official Record Volume 21054, Page A01, Recorder’s Office, Franklin County, Ohio, for the purpose of establishing certain guidelines, limitations, restrictions, and covenants with respect to the intended development of certain real property at Rickenbacker International Airport as the same may be amended from time to time.  Authority has provided a copy of the Development Standards to Tenant prior to the Parties’ execution of this lease, receipt of which is hereby acknowledged.

“Environment” or “Environmental” means any water or water vapor, any land including land surface or subsurface, air, fish, wildlife, biota and all other natural resources.

“FAA/TSA” means the Federal Aviation Administration or the Transportation Security Administration or any successor administration(s) or agency(ies).

“Government” means the United States of America acting by, or through one or more of its federal agencies and pursuant to the Constitution of the United States of America.

“Index” means the Consumer Price Index for All Urban Consumers (“CPI-U”), U.S. City Average All Items  (1982-84=100) as published by the Bureau of Labor Statistics, U.S. Department of Labor. If the Index should no longer be published at any time when an Escalation (as defined in Paragraph M. of this Section) is to be determined under Paragraph M. of this Section, a similar index shall be used which is then considered by Authority and Tenant to then best reflect the changes in the  “cost-of-living” in the United States of America.

AirNet Land Lease 1-13-04

“Minimum Standards” means those requirements for commercial operators at the Airport as established by the Columbus Regional Airport Authority, as they may be amended from time to time, and which have been made available to Tenant for Tenant’s review, receipt of which is hereby acknowledged.

“Quit-Claim Deeds” means that certain Quit-Claim Deed from the Government to Rickenbacker Port Authority, dated March 30, 1984, filed for record in Franklin County, Ohio, on April 17, 1984, and recorded in Official Record Volume 4117, Page A01, Recorder’s Office, Franklin County, Ohio, and filed for record in Pickaway County, Ohio, on April 27, 1984, and recorded in Deed Book Volume 286, Page 122, Recorder’s Office, Pickaway County, Ohio, and a second Quit Claim Deed dated May 11, 1999, filed for record in Franklin County, Ohio, on June 30, 1999, and recorded in Official Record Instrument Number 199906300165980, Recorder’s Office, Franklin County, Ohio, and filed for record in Pickaway County, Ohio, on July 27, 1999, and recorded in Deed Book Volume 141, Page 83, Recorder’s Office, Pickaway County, Ohio, conveying to Rickenbacker Airport Authority fee simple title to a portion of Rickenbacker International Airport, subject to certain conditions, covenants, and restrictions set forth therein. Copies of the Quit-Claim Deeds have been made available to Tenant prior to the Parties’ execution of this lease receipt of which is hereby acknowledged.

“Rickenbacker Airport Rules and Regulations” means those certain rules and regulations promulgated by Authority, as the same may be amended from time to time, which generally govern the operations and other activities which may take place on the Airport. The Rickenbacker Airport Rules and Regulations serve as minimum regulations designed to protect and promote the safety of the users of the Airport and the general public. A copy of the most recent Rickenbacker Airport Rules and Regulations is attached as Exhibit H receipt of which is hereby acknowledged.

“Rickenbacker International Airport” means the area including the Airport and generally in the vicinity of the Airport as generally depicted on the site plan attached as Exhibit G.

“Schedule of Rates and Charges” means the Airport’s then current fee schedule, as the same may be amended from time to time, for all operations at the Airport, the current copy of which has been made available to Tenant.

“Undepreciated Leasehold Improvements Cost” means an amount equal to the undepreciated balance of the cost of constructing the Leasehold Improvements (as hereinafter defined) using a straight line depreciation schedule of 39 years commencing on the date the Leasehold Improvements are first occupied by Tenant.

C.            Premises – Size

The “Premises” is the approximately 8.098 acre tract of real property located within Rickenbacker International Airport and more fully described in the attached Exhibit A, and the improvements thereon, which are leased by Authority to Tenant pursuant to this lease. Upon the terms and conditions described in this lease, Authority hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Authority. The amount of leased land in the Premises is approximately 8.098 acres (352,754 square feet), however, the actual amount of leased land in the Premises shall be calculated based upon the survey to be attached to this lease as Exhibit B. Authority and

Tenant agree that this survey shall be prepared and attached by the Authority as Exhibit B showing the exact size and location of the parcel. The Premises and rent shall be amended to reflect square footage identified in this survey. Where the context requires the term “Premises” shall be read to include the Leasehold Improvements as well as the 8.098 acre parcel of property.

Tenant accepts the Premises “As Is” provided however that Authority shall provide the Premises with utility service in the adjacent public right of way not later than December 31, 2003. Except as otherwise expressly stated herein, the Authority has made no representation or warranties regarding the suitability thereof for Tenant’s purpose.

D.            Premises – Easements

In addition to this Lease each party agrees to execute and maintain in place during the Term of this Lease, including and Option Terms the following:

1.     Currently, access to the Premises is from a private roadway, Alan Schwarzwalder Street. Authority shall maintain Tenant’s access to the Premises from either Alan Schwarzwalder Street or another similarly situated roadway. Authority will provide to Tenant an access easement across such private roadway.

2.     Authority will provide to Tenant an easement or equivalent commitment prohibiting the construction of any improvements (other than the aviation Ramp) within a strip of land, sixty feet in width along the entire southwestern boundary of said 8.098 acres tract of real property, which 60 foot wide strip is shown and delineated on Exhibit N attached hereto.

E.             Premises – Additional Agreements

In addition to this Lease each party agrees to execute and maintain in place during the Term of this Lease, including and Option Terms the following:

1.     The Authority will provide and the Tenant shall enter into an Operating Agreement that sets forth the terms and conditions of Tenant’s use of, and fee’s for the use of, the Airport facilities other than Tenant’s lease of the Premises. The Authority may revise the Operating Agreement provided the terms and conditions and fee’s for use therein continue to provide access to the Airport at a level that permits the Tenant to use of the Premises consistent with the terms of this Lease and consistent with the terms and conditions provided to other similar users of the Airport.

2.     The Authority will provide and the Tenant shall enter into a Commingling Fuel Agreement with the Authority that sets forth the terms and conditions of Tenant’s use of, and fee’s for the use of, the Airport’s common fueling facilities.  The Authority may revise the Commingling Fuel Agreement provided the terms and conditions and fee’s for use therein continue to provide access to the common fueling facilities consistent with the terms and conditions provided to other similar users of the Airport.

F.             Premises – Modification

The Premises will include any required Stormwater and/or AFFF basins, and the parties agree to adjust the boundaries of the Premises to include these basins, if necessary.

G.            Acknowledgement

Tenant acknowledges that the Premises and the rights and obligations under this Lease are subject to certain conditions, restrictions, and covenants enforceable against the Authority. Tenant shall comply with and not commit, permit, or undertake any act which would cause or result in a default under, or otherwise be in violation of the Quit-Claim Deeds; the Development Standards; the Minimum Standards; the Schedule of Rates and Charges; the Rickenbacker Airport Rules and Regulations; all applicable zoning and building restrictions and all other federal, state, and local laws, statutes, regulations, rules, and ordinances now or hereafter affecting the Premises; and all rights of way, easements, rights of entry, conditions and restrictions of record affecting the Premises.

H.            Common Use

Tenant shall be entitled, in common with others so authorized, to the use of all facilities and improvements of a public nature which now are or may hereafter be connected with or appurtenant to the Airport, subject only to the Rickenbacker Airport Rules and Regulations and the payment of fees and charges for the use of public facilities as are now, or may be, established.

I.              Term

The Term of this Lease shall commence on the Effective Date and shall expire twenty (20) years from the Rent Commencement Date (as hereinafter defined), unless extended or earlier terminated as otherwise provided in this Lease (the “Initial Term”). Within one hundred eighty (180) days, but not fewer than one hundred twenty (120) days, prior to the expiration of the Initial Term, Tenant may request, by providing written notice to the Authority, that the Authority extend the Initial Term for an additional ten (10) years (the “First Option Term”) under the same financial terms and conditions set forth herein. In the event the Authority refuses to so extend the Initial Term for the First Option Term, or if the proposed extension contains provisions which are materially different from those contained in this Lease for the Initial Term and is therefore unacceptable to Tenant and if Tenant is not in default in any material way under this Lease, the Authority agrees to purchase the Leasehold Improvements under the terms and conditions of the Federal Relocation Act (as it exists on the effective date of this Lease) without regard to the applicability of such Act or the Act’s definition of ownership. Authority agrees that the buyout amount, in such event, shall be no less than 50% of the cost of such improvements plus the cost that would be incurred if Tenant and its operations were being relocated to an alternate location at the Airport. Within one hundred eighty (180) days, but not fewer than one hundred twenty (120) days, prior to the expiration of the First Option Term Tenant may request, by providing written notice to the Authority, that the Authority extend the First Option Term for an additional ten (10) years (the “Second Option Term”) under the same financial terms and conditions set forth herein, and without any further rights of extension. In the event the Authority refuses to so extend the First Option Term, or if the proposed extension contains provisions which are materially different from those contained in this Lease for the Initial Term and is therefore unacceptable to Tenant, and if Tenant is not in default in any material way under this Lease, the Authority agrees to purchase the Leasehold Improvements under the terms and conditions of the Federal Relocation Act (as it exists on the effective date of this Lease) without regard to the applicability of such Act or the Act’s definition of ownership. Authority agrees that the buyout amount, in such event, shall be no less than 25% of the cost of such improvements plus the cost that would be incurred if Tenant and its operations were being relocated to an alternate location at the Airport. In the event the Authority refuses to extend the Initial Term or the First Option Term as provided above, any financial obligation owed by the Authority pursuant to this paragraph will be paid by the Authority to Tenant on the termination date of this Lease.

There shall be no privilege of renewal hereunder except as specifically set forth in this Lease. At the Authority’s option, any holding over by Tenant after the expiration of this Lease shall be from day to day which may be terminated at any time by the Authority or Tenant, by giving thirty (30) days written notice to the other party. No acceptance of rent, fees or charges by, or act or statement on the part of, the Authority or its duly authorized agent, in the absence of a written contract signed by the Authority shall be construed as an extension of the term or as consent for any further occupancy.

J.             Conveyance by Deed

INTENTIONALLY OMITTED.

K.            Rent

During the twelve month period following the Effective Date of this lease or until such time as Tenant occupies the Premises following the construction of Tenant’s Leasehold Improvements, whichever occurs first, (“Construction Period”), Tenant shall not be required to pay any Base Rent. For the twelve month period following the expiration of the Construction Period (with such 12-month period and each 12 month period thereafter being herein called a “Lease Year”), beginning on the first day of the next full month following the date on which the Construction Period expires (herein called the “Rent Commencement Date”), Tenant shall pay or cause to be paid an annual rent for the Premises in the amount of $.11 per square foot of the Premises, payable in equal monthly installments, in advance. For the second Lease Year, Tenant shall pay an annual Base Rent of $.165 per square foot of the Premises, payable in equal monthly installments, in advance. For the third Lease Year, Tenant shall pay an annual Base Rent of $.22 per square foot of the Premises, payable in equal monthly installments, in advance. At such time as the survey is completed pursuant to Section (I) Paragraph C., Authority and Tenant agree to attach a rent schedule to this lease as Exhibit E. Such schedule shall show the actual monthly and yearly amount of the Base Rent for the first three Lease Years. Starting with the fourth Lease Year, and each Lease Year thereafter, the Base Rent shall be escalated pursuant to Section I(M) hereafter.

The Base Rent shall be payable to the Authority at Columbus Regional Airport Authority, P.O. Box 360476, Columbus, OH 43236, Attn: Accounts Receivable, without prior demand and without any abatement, except as may be provided elsewhere in this Lease.

If Tenant fails to pay any Base Rent or additional charges provided herein within ten (10) days of the date it is due and payable, such unpaid amounts will be subject to a late payment charge equal to two percent (2%) of such unpaid amounts. Any payment that remains unpaid for more than thirty (30) days after its due date shall be subject to a per annum interest rate calculated at four percent (4%) above the average prime rate reported by the Wall Street Journal during the period such amounts remain outstanding.

Anything contained in this Lease to the contrary notwithstanding, Tenant’s obligation to pay Base Rent shall not commence until Authority has completed construction of the Ramp (as hereinafter defined) and the same is available for use by Tenant.

L.             Net Lease

This Lease is a net lease, and the rent payable under this Lease, or any other agreement between Tenant and the Authority, including but not limited to the Airline Operating Agreement, and Commingling Fuels Agreement, shall be absolutely net to Authority at all times during the term of this Lease, so that this Lease shall yield to Authority the full amount of the rent throughout the term of this Lease. Unless otherwise specifically stated to the contrary herein, all costs, expenses, taxes, fees, charges, and other obligations of any character directly or indirectly relating to the Premises or the ownership, possession, use, occupation, operation, maintenance, repair, condition, alteration, improvement, or replacement of the Premises which arise or become due or payable during the term of this lease shall be paid by Tenant, whether or not specifically described in this Lease. The rent shall be paid to Authority when due and the other charges to be borne by Tenant under this Lease shall be paid when due, without demand or notice (except as otherwise provided in this Lease), and without any abatement, deduction, diminution, suspension, interruption, deferment, or reduction by reason of any claim, set-off, counterclaim, defense, or any other reason whatsoever. Except as expressly provided in this Lease to the contrary, this Lease shall continue in full force and effect during its full term, and all costs, expenses, taxes, fees, charges, and other obligations of Tenant under this Lease shall not be released, discharged, or otherwise affected by reason of: (a) any damage to or destruction of the Premises or any part thereof or any condemnation of the Premises or any part thereof; (b) any restriction or prevention of or interference with any use of the Premises or any part thereof unless caused by the Authority, its employees, agents, contractors or anyone for whom the Authority is responsible; (c) any inconvenience or interruption or loss of business caused by any past, present, or future legal requirements or insurance requirements; (d) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation, or similar proceeding relating to Authority or any action taken with respect to this lease by any trustee or receiver of Authority or by any court of any such proceeding; (e) any claim which Tenant has or might have against Authority; or (f) any other occurrence whatsoever, whether similar or dissimilar to the foregoing and in each case, whether or not Tenant shall have notice or knowledge of any of the foregoing.

M.           Rent Adjustment

Effective on the first day of the fourth Lease Year and each Lease Year thereafter, Base Rent shall be adjusted based upon a percentage equal to the change in the Index (“Escalation”). The amount of the adjustment shall be calculated thirty (30)

days prior to the date the adjustment is to take effect using the increase in the most recently published Index as of thirty days prior to the Escalation as compared to the Index as of the same date twelve months prior.

N.            Rights of Expansion

(1)    Hangar/Sort Facility.  Authority hereby grants to Tenant the right and option, exercisable at any time prior to the expiration of the fifth Lease Year, to lease for the remaining balance of the Term of this Lease (including any Option Terms) an additional site containing approximately 3.43 acres of land as shown on Exhibit C attached hereto (the “Hangar/Sort Facility Expansion Area”) for the purpose of expanding its sort facility operations. In order to exercise this expansion option Tenant must give written notice of such exercise to Authority not less than sixty (60) days prior to the effective date of the leasing of the Hangar/Sort Facility Expansion Area. The leasing of the Hangar/Sort Facility Expansion Area shall be upon the same terms and conditions as are provided herein for the leasing of the Premises and shall be evidenced by an amendment to this Lease adding the Hangar/Sort Facility Expansion Area to the Premises.

During the Initial Term the Authority hereby grants to Tenant a right-of-first refusal that shall entitle Tenant to lease, or refuse to lease, the Hangar/Sort Facility Expansion Area at the same rent and on the other financial terms and conditions as those which may be offered to Authority by an unrelated person (herein called a “Third Party”) at any time following the expiration of the fifth Lease Year, subject to the conditions hereinafter provided; and during the Initial Term the Authority shall not lease the Hangar/Sort Facility Expansion Area to a Third Party without complying with the provisions of this Section I.M(1).

If Authority should, at any time following the expiration of the fifth Lease Year, receive from a Third Party a written offer to lease the Hangar/Sort Facility Expansion Area, then Authority, if it wishes to accept the offer, shall give Tenant written notice of such receipt and shall forward to Tenant a true copy of the offer. Tenant, within fifteen (15) days after receiving such notice and a copy of the offer, shall have the right to lease, or refuse to lease, the Hangar/Sort Facility Expansion Area at the same rent and on the other financial terms and conditions as those set forth in such offer; Tenant may exercise this right by giving to Authority within such period written notice of Tenant’s election to lease the Hangar/Sort Facility Expansion Area on such terms and conditions; and Tenant, within ten (10) days after giving such written notice of its election, shall enter into a binding lease with Authority for the Hangar/Sort Facility Expansion Area on such terms and conditions; provided that the term of such lease shall coincide with the remaining term of this Lease (including any Option Terms). If Tenant notifies Authority in writing that Tenant does not desire to exercise such right to lease, or if Tenant should fail, within such period, to give Authority written notice of its election, or if Tenant should fail, within the second mentioned period, to enter into a binding lease for the Hangar/Sort Facility Expansion Area, then Authority shall thereafter be permitted to lease the Hangar/Sort Facility Expansion Area to the Third Party who made such offer; and if Authority should do so, then the provisions of this Section I.N(1). shall be deemed to have been satisfied. If Authority should fail, within a period of 120 days, to lease the Hangar/Sort Facility Expansion Area to the Third Party as described herein or if the Hangar/Sort Facility Expansion Area should later become available during the Term of this Lease, then the right of first refusal hereby granted to Tenant shall again be applicable to any subsequent offer received by Authority during the Term of this Lease.

(2)    Office.  Authority hereby grants to Tenant the right and option, exercisable at any time prior to the expiration of the fifth Lease Year, to lease for the remaining balance of the Term of this Lease (including any Option Terms) approximately 5.2 acres of land shown on Exhibit D attached hereto (the “Office Expansion Area”) for the purpose of expanding its office operations. In order to exercise this expansion option Tenant must give written notice of such exercise to Authority not less than sixty (60) days prior to the effective date of the lease of the Office Expansion Area. The leasing of the Office Expansion Area shall be on the same terms and conditions as are provided herein for the leasing of the Premises and shall be evidenced by an amendment to this Lease adding the Office Expansion Area to the Premises.

O.            Right to Operate and Develop Airport

Authority reserves the right to operate and to further add to, develop, improve, repair and alter the Airport and all roadways, parking areas, terminal facilities, aprons, landing areas and taxiways(together referred to as “Airport Improvements”), as it may see fit, regardless of the desires or views of Tenant, and without interference or hindrance by Tenant and free from any and all liability to Tenant for loss of business or damages of any nature whatsoever to Tenant occasioned during the making of, or because of, such Airport Improvements, and to establish such fees and charges for the use of the Airport by Tenant and all others as Authority shall deem advisable. However, if the Airport is closed for any reason for a period longer than five (5) days, or Tenant’s access to or use of the Premises, or access to the Airport runways, is obstructed for a period longer than five (5) days, Tenant’s Base Rent will abate until such time as the Airport is reopened or obstruction is removed, provided that, in either case, the Tenant is unable to use the Premises or does not have reasonable ingress and egress therefrom. Furthermore, any reduction in the area or taking by the Authority of the Premises for longer than a five (5) day period, shall result in a pro-rata reduction or abatement in Rent, commencing on the date of taking.

P.             Right to Relocate Tenant

At any time after the end of the fifth Lease Year, if Authority determines that it needs the Premises for an Airport purpose in connection with the use, operation or development of the Airport, Authority shall have the right and option to relocate Tenant (and any other occupant of the Premises) to another site within Rickenbacker International Airport comparable to the Premises (and the Leasehold Improvements), in terms of access, size and quality. This relocation option shall be exercised by Authority giving notice to Tenant stating that Authority thereby exercises its relocation option under this section and setting forth the timetable for such relocation, which shall not occur less than six months after the date of Authority’s notice to Tenant. Authority shall be responsible for paying the cost of the relocated site and facility, except for any upgrades in the site or facility desired by Tenant, and reimbursing Tenant and its Subtenants for Tenant’s and Subtenant’s actual, direct, out-of-pocket moving costs and relocation expenses. Upon any such relocation, (i) Authority and Tenant shall enter into a new lease for the relocated site, on the terms and conditions as set forth in this lease, with appropriate adjustments, and this lease thereupon shall terminate, and (ii) subject to the provisions of such new lease regarding subleases, Tenant may enter into a new sublease with its Subtenants for the relocated site. Tenant may, as an alternative to relocation, elect to terminate this lease. In the event of such a termination compensation to the Tenant for the Leasehold Improvements shall be the greater of (a) the amount determined under the Federal Relocation Act or (b) the Undepreciated Leasehold Improvements Cost, plus the Authority shall pay the cost that would be incurred if Tenant and its operations were being relocated to an alternate location at the Airport. In the event the Authority relocates Tenant, or Tenant elects to terminate this Lease consistent with the terms of this paragraph, then any financial obligation owed by the Authority pursuant to this paragraph will be paid to Tenant on the date of relocation or upon the termination date of the Lease.

SECTION II

ADDITIONAL EXPENSES FOR THE TENANT

A.            Utilities, Trash Disposal, Snow Removal

As soon as reasonably practical to facilitate Tenant’s construction schedule, but in no event later than March 31, 2004, Authority will provide electric, gas, water and sanitary sewer to the edge of the Premises. Authority will also provide access to the Tenant to common areas controlled by the Authority to the extent necessary for installation of connections, maintenance, and repairs of utility lines. Tenant will contract with and pay the appropriate suppliers for all fees and charges associated with water, stormwater, sewer, gas, electricity, telephone, cable, and other utilities and communications services used by Tenant or otherwise relating to the Premises, whether or not such services are billed directly to Tenant. Tenant will also procure, without cost to Authority, any and all necessary permits, licenses, or other authorizations required for the lawful and proper installation and maintenance upon the Premises of wires, pipes, conduits, tubes, and other equipment and appliances for use in supplying any such service to and upon the Premises. Unless caused by the negligence or intentional wrongful acts of the Authority, its employees, agents, contractors or anyone for whom the Authority is responsible, Authority will not be liable for any reason for any loss or damage resulting from an interruption of any of these services.

Tenant, at its sole cost and expense, will provide for the complete and sanitary handling and disposal, away from the Airport, of all trash, garbage, and other refuse resulting from operations on the Premises.

Tenant, at its sole cost and expense, will be responsible for any direct or indirect snow removal activity on the Premises. Tenant will be responsible for the necessary cooperation with the Authority to coordinate the overall Airport snow removal plan as it pertains to the Premises.

B.            Taxes and Assessments - Payments

Tenant will pay all taxes, including without limitation real estate and personal property taxes and assessments assessed, levied, confirmed, or imposed during the period commencing on the date the Ramp Contingency is either satisfied or waived, and continuing thereafter during the Term of this Lease (herein called the “Tax Term”):

1.     Upon, measured by, or reasonably attributable to the cost or value of the Premises and Tenant’s equipment, furniture, fixtures, and other personal property and Leasehold Improvements located on the Premises regardless of whether title to such Leasehold Improvements is in Tenant or Authority;

2.     Upon or measured by the Base Rent, any gross receipts tax or excise tax levied by the federal government or any other governmental body with respect to the receipt of Base Rent, but excluding any income or similar tax;

3.     Upon or with respect to the possession, leasing, use, or occupancy by Tenant of the Premises.

As soon as practicable after receipt of the applicable tax statements from the appropriate governmental authority, Authority will deliver to Tenant a statement of amounts payable under this subparagraph. Tenant shall have the right, at its expense, to contest and appeal the valuation of Leasehold Improvements and its personal property and assessment of any tax based thereon.

Tenant shall prepay real estate taxes based on an estimate of the tax liability that will be owed. A portion of such amount shall be paid each month with Tenant’s Base Rent as Additional Rent. The amount to be prepaid each month against the tax liability, as Additional Rent, shall be equal to the sum of (i) one-sixth of the estimated tax bill for the six month tax period and (ii) one-sixth of the difference between the amount accrued in additional rent for taxes during the prior six month period and the actual amount of the tax bill for that tax period. Authority shall notify Tenant of the actual amount to be paid as additional rent for taxes during the upcoming six month period within thirty days of receiving the tax bill for the parcel. Taxes for the partial calendar year at the beginning of the Tax Term shall be prorated based on the number of days in such partial calendar year falling within the Tax Term hereof.

Upon the termination of this lease for any reason, Tenant shall pay Authority an amount equal to all real estate taxes and assessments in respect of or related to the Premises or the Tax Term, prorated to the date of termination based upon the most recent tax rates and property valuations available. The proration of real estate taxes and assessments at the termination of this Lease shall, at the option of Authority, be subject to readjustment after termination based upon the taxes and assessments actually levied in respect of or related to the Premises. If Authority elects to so readjust the proration of taxes and assessments after the termination of this Lease, Tenant shall pay to Authority its readjusted share of such taxes and assessments within 30 days after receipt of any notice therefor from Authority.

C.            Taxes and Assessments - Reimbursement

The Authority will reimburse Tenant for all the taxes paid or incurred pursuant to this Lease prior to July 31, 2004 if the Ramp Contingency is not satisfied or waived.

D.            Taxes and Assessments - Parcels

In the event that the Premises is not designated as a separate parcel for real estate tax purposes at the date of this Lease, then Authority shall, at its cost and expense, attempt to cause the Premises to be designated as a separate parcel with the appropriate taxing authority.  Tenant shall cooperate with Authority in the processing of such request.

In the event that the Premises is not designated as a separate parcel for real estate tax purposes for any reason, Tenant shall pay or cause to be paid, when due, a portion of all installments of real estate taxes and assessments on the larger tax parcel of which the Premises is a part, determined as follows:

1.     Tenant shall pay the portion of the taxes and assessments attributable to the land value of the Premises, and value of the buildings and improvements on the Premises as determined by the appropriate taxing authority pursuant to a written request made by Tenant for such apportionment; or

2.     In the event that the taxing authority shall fail or refuse to provide the apportionment described in subsection (1) above, then Tenant shall pay the portion of the taxes and assessments attributable to the land value of the Premises and value of the buildings and improvements on the Premises as mutually determined by Authority and Tenant.

Tenant’s prepayment of estimated taxes with its monthly Base Rent payments shall satisfy its obligations under this Section II.D.

E.             Insurance

Tenant will maintain in full force and effect and at its own expense commencing not later than the date Tenant starts construction of the Leasehold Improvements and continuing thereafter during the entire Term of this Lease, the following policy or policies of insurance.  If Authority’s insurance advisor reasonably concludes that these amounts or coverage(s) are no longer adequate, then such amount or coverage will be proportionately increased, or obtained, as the case may be; provided, however, in no event shall Tenant be required to obtain or maintain insurance which is in excess of or in addition to types and amounts of coverage typically required by the Authority with respect to projects of substantially comparable size, quality, type and location at the time of determination, which determination shall take into account all relevant factors, including the credit of Tenant, the nature of Tenant’s operations, and the like.

Authority, although an additional insured on the liability policies, will nevertheless be entitled to recovery under said policies for any loss occasioned to it, or its directors, officers, employees, public officials, agents, customers, invitees, and licensees by reason of the negligence of Tenant or its directors, officers, employees, public officials, agents, customers, invitees, and licensees.

The company writing such policy will agree to give Authority not less than thirty (30) days’ prior written notice of any cancellation, of such insurance, or any reduction, or modification of such insurance which results in the limits of coverage being less than those required by this Section II. E.  Tenant may satisfy the coverage required herein under a blanket or umbrella policy with the Premises properly endorsed or scheduled thereunder.

1.     Aviation General Liability Insurance, including property damage, insuring Tenant from and against all claims, demands, actions, or liability for injury to or death of any persons, and for damage to property arising from or related to the use or occupancy of the Premises or the operation of Tenant’s business.  Authority shall be listed as an additional insured on such policy.  This policy must contain, but not be limited to, coverage for airport premises, products and completed operations, hangarkeepers’ liability, blanket contractual, personal injury, liability arising out of the ownership, maintenance or use of owned, non-owned, or hired aircraft and automobiles.

2.     The policy must have limits in amounts not less than $10,000,000.00 each occurrence.

3.     Worker’s compensation insurance with a limit of no less than that amount required by law.

4.     “All-Risk” perils, including, without limitation, vandalism and malicious mischief, to the extent of one hundred percent (100%) of the current replacement value of all Leasehold Improvements situated on the Premises.

5.     Environmental insurance as described in Section VIII, Paragraph K.

All policies of insurance described in this paragraph will be issued by responsible companies, reasonably acceptable to Authority and qualified to write such coverages in the State of Ohio.  Certificates of such insurance, will be delivered to Authority as soon as possible upon the termination or expiration of the term of each existing policy.  All public liability, property damage, and other casualty policies (except for the environmental insurance required under Section VIII.K) will be written as primary policies, not entitled to contribution from, nor contributing with, any coverage which Authority may carry.

If Tenant fails either to acquire the insurance required pursuant to this paragraph or to deliver required certificates, Authority after 30 days’ written notice to Tenant may, but is not required to, acquire such insurance and pay the requisite premiums for Tenant.  Tenant shall reimburse such premiums to Authority upon demand.  If Authority elects not to purchase any required insurance, Tenants failure shall constitute a material breach of this agreement.

Authority and Tenant waive any rights each may have against the other for loss or damage to its property or property in which it may have an interest where such loss is caused by a peril of the type generally covered by property insurance with extended coverage or arising from any cause which the claiming party was obligated to insure against under this Lease.  Tenant agrees to cause its respective insurance companies insuring the Premises or insuring its property on Premises to execute a waiver of any such rights of subrogation.  Tenant waives any right of subrogation that its property insurers might otherwise have against the Authority.

SECTION III

TENANT’S CONDUCT

A.            Use

Tenant will use the Premises to construct and operate an aircraft hangar and office facilities for the purpose of conducting the following business activities:

1.     Checks, financial document, time-critical document and small package air delivery courier services.

2.     Transporting life-saving medical items, including patient care products, organs, radiopharmaceuticals and blood.

3.     Transport services for governmental agencies.

4.     Private charter aircraft services.

5.     On-demand cargo charter services.

6.     Regulated cargo charter services, including hazardous materials and radiopharmaceutials.

7.     Full FBO services.

8.     Aircraft sales services.

The Premises will not be used by Tenant for any activity or in any manner which would lower the first-class character of Rickenbacker International Airport.  Tenant will use the Premises in a careful, safe, and proper manner.  Tenant will not use or occupy or permit the Premises to be used or occupied for any purpose or in any manner prohibited by the laws of the United States, or the State of Ohio, or the ordinances or codes of the municipality in which the Premises is now or may hereafter be located, or regulations or deeds of the Authority.  Tenant will conduct its business and control its employees, agents, invitees, sublessees and visitors in such manner so as not to create any nuisance, or interfere with, annoy, or disturb any other Airport tenant.  Tenant will not do anything which will increase the existing rate for insurance carried by the Authority (unless Tenant reimburses Authority for any such increase), or cause a cancellation of any insurance carried by Tenant or the Authority.

Additionally, Tenant shall be permitted to use the Premises for any legal aviation activities provided Tenant obtains the written approval by Authority prior to the conduct by Tenant of any use not specifically stated herein, which approval shall not be unreasonably withheld, conditioned, or delayed so long as (i.) such use is within the specifications and allowances permitted at the Airport, (ii.) such use is not prohibited by other agreements, rules, or regulations in place at the Airport, and (iii.) Tenant agrees to amend this agreement, or if required execute additional agreements, to permit said use.

B.            Compliance with Laws, Rules and Regulations

Authority reserves the right to make other and further reasonable rules and regulations of general applicability as in its judgment may from time to time be needful for the safety and protection, care and cleanliness, and for the preservation of good order of the Premises and Airport properties, and Authority agrees that it will not discriminate against Tenant in its enforcement of such rules and regulations.  Tenant will, at its sole cost and expense, observe and comply with any such rules as enacted from time to time.

Tenant will, at its sole cost and expense, observe and comply with any and all valid and applicable requirements of duly constituted public authorities and with all Federal, State, and local statutes, ordinances, rules, regulations, [together with all regulations, policies, and directives implemented by the Authority to comply with regulations relating to Airport Security as set forth in 49 CFR Parts 1540 & 1542 Transportation Security Regulations and 14 CFR Part 139 Federal Aviation Regulations] and standards applicable to Tenant, the Premises, and all other areas of the Airport as they currently exist or as they may be amended in the future.  These requirements include all those now in force, or which may hereafter be in force, which shall impose any duty upon Authority or Tenant with respect to the use, occupation or alteration of the Premises, including but not limited to, reasonable rules and regulations of uniform application promulgated from time to time by or at the direction of Authority.  Notwithstanding the foregoing, in the event that as a result of changes in the law, or governmental policies regarding enforcement of the law occurring after the date hereof, the Tenant is unable to lawfully occupy the Premises, carry on the Uses at the Premises or substantial amounts will be required for capital improvements to the Premises in order to comply with such changes, the Tenant may, at Tenant’s election, terminate this Lease, provided that no termination of the Lease shall act to limit Tenant’s responsibility for compliance with Environmental Laws or Regulations.  If any such termination results from a change in the law or governmental policies regarding enforcement of the law that was initiated by the Authority, then the Authority shall pay to Tenant the Undepreciated Leasehold Improvements Cost.

C.            Storage Activities

Tenant will provide and use suitable covered receptacles for all garbage, trash and other refuse, and keep such receptacles outside of public view.  Tenant will not pile or store boxes, cartons, drums, aircraft tires, or similar items on the outside of any building or within public view on the Premises or dump any industrial waste or other prohibited or regulated waste in any sanitary or storm sewer systems.

All drums, containers, equipment or storage units, will at all times in a conspicuous place identify the Tenant’s name for ownership purposes.  If drums, aircraft tires, containers, equipment, storage units, or similar items are placed in a conspicuous location, Authority reserves the right to notify Tenant and request removal.  If removal is not accomplished within thirty (30) days of Authority’s written notification to Tenant, Authority reserves the right to remove said drums, aircraft tires, containers, equipment, storage units, or similar items and bill Tenant for the costs of removal.

D.            Assignments and Subleases

Tenant will neither assign this Lease in whole or in part nor sublease all or part of the Premises without Authority’s prior written consent.  An assignment or sublease without Authority’s prior written consent will be void at Authority’s option.  Tenant may assign or sublease all or part of the Premises to an affiliated company or any successor by virtue of merger, acquisition, or consolidation of Tenant as a whole without Authority’s prior consent, provided that Tenant shall not be released from its obligations under the

Lease.  Any assignee or sublessee shall be liable to the Authority to the same extent as Tenant and shall be bound by all terms and conditions contained herein.

If Tenant requests Authority’s consent to a specific assignment or sublease, Tenant will give Authority: (1) the name and address of the proposed assignee or subtenant; (2) a copy of the proposed assignment or sublease; (3) information satisfactory to the Authority about the nature, business and business history of the proposed assignee or subtenant, and its proposed use of the Premises; (4) banking, financial or other credit information, and references about the proposed assignee or subtenant sufficient to enable Authority to determine the financial responsibility and character of the proposed assignee or subtenant; and, (5) Insurance information as required in Section II.

Should the Tenant sublease the Premises or a portion of the Premises to any entity which is not an affiliate or successor of the Tenant, Tenant will pay Authority as additional rent, the Airport Use Fees as identified in the Schedule of Rates and Charges on any and all rents, additional charges, or other consideration payable to Tenant by its sublessees which are in excess of the Base Rent accruing under this Lease during the term of the sublease in respect of the subleased space (at the rate per square foot payable by Tenant under the Lease) pursuant to the terms hereof.  Any sums payable under this paragraph will be paid to Authority as and when payable by the sublessee to Tenant.

E.             Signs

No signs, displays, antennas, advertisements or construction of any nature which may constitute a hazard to air navigation or Airport operations will be erected.

Without the prior written consent of Authority, which Authority will not unreasonably withhold or delay, Tenant will not place or permit to be placed any sign, display, advertisement, or other signage upon the Premises.  Upon request of Authority, Tenant will immediately remove any sign, advertisement, display or other signage which Tenant has placed or permitted to be placed in violation of the preceding sentence, and if Tenant fails to do so, Authority may enter the Premises and remove such sign, display, advertisement or other signage at Tenant’s expense.  Tenant will comply with such regulations as may from time to time be promulgated by Authority governing signs, display, advertisement, or other signage on Airport properties.

The Authority’s review may require signage of consistent style, design, and material of other signage, buildings, and improvements then existing, in the process of construction, or planned at the Airport.  Approval requests for the erection of signage will be submitted by Tenant to the Authority at least thirty (30) days prior to Tenant’s desired approval date.

F.             Motor Vehicles/Equipment

Tenant will require its employees, agents, tenants, and contractors to park in designated parking areas.  Tenant covenants and agrees that there will be absolutely no parking of any kind on any taxiway, ramp area, runway or any area frequented by aircraft.

No automobiles or other vehicles will be parked in front of, or in, any entrance to a building, runway, taxiway, gateway nor sufficiently near any said entrance to interfere with vehicles receiving or discharging goods at said entrance or which will interfere with the convenient use of Airport properties, or the functioning of Airport operations or Airport safety.  No fuel truck will be parked within fifty (50) feet of any building.  No automobiles or other vehicles will be operated on the air side of the Premises without prior approval of the Authority.

All inoperable vehicles or equipment will be removed from the Premises within thirty (30) days, unless written approval is obtained from the Authority.  After this time period expires the Authority reserves the right to tow any inoperable vehicles with twenty-four (24) hours verbal notice.

SECTION IV

GIVING THE TENANT RIGHTS

A.            Authority’s Service

Authority will extend and provide to Tenant the same fire and police protection, and other services which are provided for, or extended to, other similar tenants and facilities at the Airport.

B.            Quiet Enjoyment

If Tenant will promptly pay the Base Rent, fees, or charges, and perform all of the covenants and agreements herein stipulated to be performed on Tenant’s part, Tenant will have the peaceable and quiet enjoyment and possession of said Premises during the Term of this Lease.

In addition, the Authority warrants and represents to Tenant that the Authority (a) is the owner of fee simple title to the Premises, (b) has full right, power and authority to enter into this Lease with Tenant, and (c) there are no recorded or unrecorded agreements or other documents not specifically disclosed herein which could have any material adverse impact on Tenant’s ability to use the Premises for the Uses contemplated and described herein.

C.            Ingress and Egress

Tenant will have a nonexclusive right and privilege over the roadways and public areas near or adjacent to the Premises for ingress to and egress from the Premises.  Tenant will have the nonexclusive right and privilege to use public common areas of the Airport, including parking lots, runways, taxiways, aprons, roadways, flood lights, signals and other conveniences and improvements for the take-off and landing of aircraft.

SECTION V

CONSTRUCTION OBLIGATIONS

A.            Leasehold Improvements to be Constructed by Tenant

Tenant agrees to commence construction of an approximately one hundred and thirty two thousand (132,000) square foot hangar complex within one hundred and eighty (180) days following the expiration of the Ramp Contingency Period (as hereinafter defined) as shown on the Site Dimension Plan attached hereto as Exhibit I.  Tenant agrees to complete said improvements and occupy the Premises for the conduct of its Airport business operations within one-year of commencing construction on such improvements; provided that such period shall be extended by the period of (i.) any delays caused by labor disputes, material shortages, weather, acts of God, or other causes beyond Tenant’s control, and (ii.) any delay in the completion of construction of the Ramp (as hereinafter defined) beyond the deadline established in Section V. (B.) hereof; and provided, further, that Tenant shall use its good faith and reasonable efforts to shorten any such delay period.

All improvements on the Premises which are constructed by Tenant, including the future expansion of the hangar, shall be owned by the Tenant during the term of this Lease and Tenant shall be entitled to depreciate the cost of such improvements (such improvements shall be referred to herein collectively as the “Leasehold Improvements”).

The Authority shall have the right to approve, which shall not be unreasonably withheld or delayed, the plans and specifications prior to commencement of construction of the Leasehold Improvements.  Tenant shall supervise the construction of the Leasehold Improvements and shall perform all services and functions necessary to complete construction of the Leasehold Improvements in accordance with the approved plans and specifications, the Development Standards, and all permits and other governmental requirements.

The Authority shall provide Tenant a construction staging site, acceptable to Tenant and in close proximity to the Premises.  Tenant shall vacate staging site upon completion of construction and shall return the site as nearly as possible to its original condition.

B.            Site Preparation and Construction of Improvements

Authority has agreed and does hereby agree to provide Tenant with a developable site.  Authority and Tenant have agreed upon certain site preparation work that needs to be completed to provide Tenant with such a clear developable site (“Site Preparation Work”) and that work is set forth in Exhibit J. Authority shall pay for up to $350,000 of Site Preparation Work to be performed by Tenant’s contractor as part of the construction process.  Prior to Tenant expending funds for Site Preparation Work that is to be reimbursed by Authority, Tenant and Authority shall agree, in writing, upon the Site Preparation Work to be performed by Tenant’s contractor and the cost to be paid.  If the parties agree the cost of the Site Preparation Work will exceed $350,000, the amount above $350,000 which is spent on the work, which shall not exceed the amount agreed upon in writing, shall be paid by Tenant and Tenant shall be relieved from its obligation to pay Base Rent for a period of time equal to the number of months obtained when such excess amount is divided by the monthly Base Rent amount otherwise due hereunder.  Tenant shall present Authority with a receipt showing evidence of the completion of and payment for such Site Preparation Work.  For the first $350,000 of Site Preparation Work, Authority shall reimburse Tenant within 30 days of receipt of documentation evidencing expenditure of such amount.  Tenant shall not include in the Site Preparation Work the removal, altering, or disturbance of any underground steam lines or utility lines that will not interfere with Tenant’s construction of the Leasehold Improvements or the overall development of the Premises and which can be left unexposed and undisturbed in accordance with applicable law, including all federal, state, and local laws, statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements relating to the environment and Hazardous Substances.

Authority shall construct approximately ten acres of public aircraft parking ramp (the “Ramp”) adjacent to the Premises in accordance with the plans and specifications agreed upon by the Authority and Tenant, which shall include constructing the ramp to FAA specifications to accommodate at a minimum G5 aircraft.  A preliminary drawing of the Ramp is attached hereto as Exhibit K. Authority shall commence construction of the Ramp not later than June 30, 2004 and will have the Ramp open and available for Tenant’s use concurrent with the completion of Tenant’s Leasehold Improvements.  In the event construction on the Ramp is not completed concurrent with the completion of Tenant’s Leasehold Improvements the Authority agrees to provide Tenant uninterrupted access to Runway 28L at Port Columbus until construction of the Ramp is complete and reimburse Tenant for all damages directly related to the delay.  In the event the Authority fails to complete the Ramp and make it available to Tenant for Use within one hundred eighty (180) days of the completion of Tenant’s Leasehold Improvements, Tenant shall have the right to terminate this agreement.  In the event of such termination the Authority shall purchase the Leasehold Improvements and reimburse Tenant consistent with the termination provisions found in Section I. P. “Right to Relocate Tenant”.  Tenant agrees to coordinate construction on the Premises with the Authority to prevent delay in completion of the Ramp.  In the event actions or inactions of Tenant, its contractors, agents, or others under its control cause delays in the Ramp construction and such a delay results in damages to the Authority, Tenant agrees to reimburse Authority for all damages directly related to the delay.

Tenant intends (but is not obligated) to commence construction of the Leasehold Improvements prior to the Authority’s commencement of construction of the Ramp.  If the Authority encounters delays in the construction of the Ramp not caused by the Tenant, its contractors, agents, or others under its control and, in order to limit the delay damages for which Authority may be liable to Tenant under the provisions of the preceding paragraph, requests that Tenant delay or suspend construction of the Leasehold Improvements, Tenant shall be under no obligation to delay or suspend construction of the Leasehold Improvements unless the Authority, at the time it requests such delay or suspension, also agrees to reimburse Tenant for all damages directly related to the delay that Tenant may incur as a result of any such delay in, or suspension of, construction of the Leasehold Improvements.

As provided above the Authority shall begin construction of the Ramp not later than June 30, 2004.  If the Tenant encounters delays in the construction of the Leasehold Improvements not caused by the Authority, its contractors, agents, or others under its control and, in order to limit the delay damages for which Tenant may be liable to Authority under the provisions of this Lease, requests that Authority delay or suspend construction of the Ramp, Authority shall be under no obligation to delay or suspend construction of the Ramp unless the Tenant, at the time it requests such delay or suspension, also agrees to reimburse Authority for all damages directly related to the delay that Authority may incur as a result of any such delay in, or suspension of, construction of the Ramp.

Authority and Tenant acknowledge that the Premises is a part of Authority’s planned commercial, industrial, and aviation-related development at Rickenbacker International Airport.  It is the intention of Authority and Tenant that the exact configuration and master planning of the Premises shall be reasonably compatible with the land use planning of the entire Rickenbacker International Airport.  Accordingly, all site and exterior elevation drawings and renderings with respect to the construction of the Tenant’s Leasehold Improvements such as Tenant’s offices, sort facility, maintenance and aircraft hangars and employee parking areas and any other improvements to be constructed, which Tenant may from time to time prepare for the development of the Premises, shall be reviewed in accordance with and pursuant to the Development Standards.

Prior to commencing construction, Tenant shall obtain all necessary permits and approvals required with respect thereto, including without limitation approval by the Authority of the plans and specifications for the Leasehold Improvements in accordance with the Development Standards.

If Tenant fails to commence construction of the Leasehold Improvements within 180 days following the expiration of the Ramp Contingency Period for any reason, or fails to complete construction of the Leasehold Improvements within the time period set forth in Section V.A, then Authority shall have the right to terminate this Lease and in connection with such termination shall have all of the rights set forth in Section IX, A. “Authority” plus Tenant shall be responsible and reimburse Authority for all of Authority’s costs related to site preparation for the Premises.  Authority shall exercise such termination right by giving written notice to Tenant as follows: (a) if the termination is the result of Tenant’s failure to commence construction, such notice shall be given within 60 days after the termination of such 180 day period at any time prior to Tenant’s commencement of construction; and (b) if such termination is the result of Tenant’s failure to complete construction, then such notice shall be given within 60 days of the expiration of the time period specified in Section V.A.  Any such termination shall be effective immediately upon Tenant’s receipt of such notice.  If Authority does not give such notice to Tenant as provided in the previous sentence, then such termination right shall automatically terminate and, thereafter, Authority shall have no right to terminate this Lease due to Tenant’s failure to commence or complete construction of the Leasehold Improvements.

Construction of the Leasehold Improvements shall be deemed “commenced” for purposes of this section upon the occurrence of all of the following: (a) Tenant obtaining approval of the plans and specifications for the Leasehold Improvements pursuant to the Development Standards; (b) Tenant obtaining all necessary building permits and other governmental approvals authorizing construction of the Leasehold Improvements; (c) Tenant’s execution of a construction contract (s) for the construction of the Leasehold Improvements with a contractor(s) qualified to do construction business in the State of Ohio; and (d) actual commencement of construction pursuant to such construction contract(s).

All costs relating to the construction described in this section (other than the cost to construct the Ramp and the first $350,000 of Site Preparation work both of which shall be paid by the Authority) shall be paid when due by Tenant so that at all times before, during, and after the construction, the Premises shall be free from any and all liens or rights to liens of persons or organizations furnishing labor or materials therefor and all other security interests or claims whatsoever created by Tenant. Nothing contained in this section shall be deemed or construed as constituting the request or consent by Authority, express or implied, to a contractor, subcontractor, laborer, or materialman to perform any work or labor or furnish any materials for construction of the Leasehold Improvements on the Premises, nor as giving Tenant any authority or power to contract for services or materials which could give rise to a lien upon Authority’s interest in the Premises. If any lien shall be filed or claimed against the Premises in connection with or relating to Tenant’s construction, Tenant shall, within 60 days after the date of its filing, either: (a) cause the same to be discharged or otherwise secured to Authority’s reasonable satisfaction, or (b) serve written notice to commence suit upon the lienholder, in accordance with §1311.11, Ohio Revised Code, or any law of similar tenor or effect, and thereafter, if suit is commenced upon such claim, Tenant shall, in accordance with §1311.11, Ohio Revised Code, obtain a surety bond and release of such lien, and diligently and in good faith defend its position against such claim, and comply with the final decision of the court upon such claim. If Tenant fails to do either (a) or (b) above, Authority may do so at its option and Tenant shall reimburse Authority upon demand for any and all reasonable costs and expenses of Authority in doing so (including without limitation any costs of surety bonds, court costs, and attorneys’ fees in discharging the lien under §1311.11, Ohio Revised Code, or any law of similar tenor or effect).

Upon the termination of this lease, the Leasehold Improvements shall become a part of the Premises and shall be the property of Authority to the same extent as if the Leasehold Improvements had been on the Premises on the Effective Date, and the Leasehold Improvements shall be surrendered with the Premises to Authority upon termination of this lease.

C.            Tenant Working Drawings

Tenant will cause working drawings for the Leasehold Improvements (“Tenant Working Drawings”) to be prepared and delivered to Authority within ninety (90) days after the Effective Date of this Lease. Tenant Working Drawings will include Tenant’s building layout, detailed plans, and specifications for the construction of the Leasehold Improvements called for under this Lease. Authority shall review such plans within ten (10) business days after submission by Tenant and shall provide any comments thereto in writing to Tenant within such period. Thereafter Tenant shall revise such plans and resubmit to Authority for review and approval as provided herein. Failure of Authority to provide any comments within said ten 10) business day period shall be deemed an approval by the Authority.

D.            FAA/TSA Review and Approval

All construction will be subject to the review and approval of the Federal Aviation Administration (“FAA”) and/or the Transportation Security Administration (“TSA”). Tenant shall cause its Architect/Engineer to certify that all Leasehold Improvements made on the Premises are in compliance with FAA/TSA standards. In the event that any modification required by FAA or TSA substantially impacts the schedule of construction, the deadlines for completion of construction as contained in this Lease shall be extended for sufficient time to make such modifications. In no event will Tenant be required, pursuant to this paragraph, to accept any modification that materially and substantially interferes with the beneficial use and enjoyment of Tenant’s Leasehold Improvements unless Authority agrees to a corresponding reduction in the Base Rent.

E.             Costs of Tenant Working Drawings

Tenant will pay for the preparation of Tenant Working Drawings. All revisions to the Tenant Working Drawings which constitute a material change to the approved Leasehold Improvements will be subject to Authority’s prior approval, which approval shall not be reasonably withheld, conditioned or delayed.

F.             Tenant Cost Proposal

At the time it delivers Tenant Working Drawings, Tenant will deliver to Authority a cost proposal for constructing the Leasehold Improvements for the Premises in accordance with the Tenant Working Drawings. Tenant’s Working Drawings will set forth the cost to Tenant of constructing the Leasehold Improvements and a projected completion date for such construction.

G.            Effect of Approval

Upon review and approval of Tenant’s Working Drawings, Authority shall issue a letter of approval to Tenant. Authority’s approval of the Tenant Working Drawings (initial or revised) will constitute Authority’s acknowledgment that such proposal correctly depicts the proper layout and design for any and all Leasehold Improvements on the Premises desired by Tenant. The approval given by Authority of any Tenant Working Drawings will not constitute a representation or warranty as to their conformance to applicable statutes, ordinances, building codes, fire codes, health codes, and rules and regulations (including, but not limited to federal, state and local environmental regulations), and responsibility therefor will at all times remain with Tenant.

H.            Tenant Work Permit

Tenant will comply with Authority’s Tenant Work Permit program (Exhibit L), as it now exists or as may be modified, before performing any construction, maintenance, or alterations to the Premises after initial construction of the Leasehold Improvements.

I.              Construction Site

During the construction of the Leasehold Improvements and any future expansion thereof, Authority shall with the assistance of Tenant, or its employees or agents, select a construction staging site or sites that are reasonably convenient to the Premises and grant Tenant a license to use such site during the term of the construction.  All terms of this Lease shall apply to such site, except no rent or other usage fees shall be payable therefore, Tenant shall return the site to its prior condition after the completion of the construction, and the use of the site shall be for construction related purposes only.

SECTION VI

PRESERVING THE PREMISES

A.            Repairs and Maintenance

Subject to the provisions of Section VIII.J., Tenant will, at its sole cost and expense, maintain the Premises and make repairs, restorations, and replacements to the Premises and any and all Leasehold Improvements thereon, as and when needed, to bring the Premises into compliance with applicable building codes, or federal, state, or environmental requirements, and to preserve them in good working order and condition, regardless of whether the repairs, restorations, and replacements are ordinary or extraordinary, foreseeable or unforeseeable. All such repairs, restorations, and replacements will be of good quality. If Tenant fails to make such repairs, restorations, or replacements within 30 days of the receiving notice of a request therefore from Authority, Authority may make them at the expense of Tenant and such expense will be collectible as additional rent and will be paid by Tenant within thirty (30) days after delivery of a statement for such expense.

B.            Obstruction Lights

Tenant, at its sole cost and expense, will require any lights on the Premises to be constructed, focused or arranged in a manner that will prevent them from casting their beams in an upward direction so as to interfere with the vision of pilots in aircraft landing or taking off from the Airport.

C.            Alterations

After the Leasehold Improvements to the Premises are made, Tenant will not make any alterations, additions, or improvements to the Premises or any structures thereon (other than interior, non-structural improvements), without first obtaining Authority’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the Authority agrees to allow future expansion of the hangar within the Premises, subject to the Authority’s review and approval as provided herein. All alterations, additions, fixtures, and improvements, whether temporary or permanent in character, made to the Premises by Tenant, will immediately become Authority property at the end of the Term of this Lease and will remain on the Premises without compensation to Tenant.  Any alterations, additions, or improvements to the Premises consented to by Authority will be made by Tenant at Tenant’s sole cost and expense according to plans and specifications approved by Authority pursuant to the Authority’s Tenant Work Permit Program.

D.            Inspections

Tenant will permit the Authority or its agents, during normal business hours, to inspect the Premises and any property located thereon, and to take any such action with respect thereto as Authority deems reasonable and necessary to enforce this Lease, to enforce all applicable laws and regulations, and to protect persons and property, provided that Authority shall give Tenant at least 24 hours prior notice of its intent to enter the Premises, except in the event of an emergency.

E.             Surrender

At the expiration of the original Term, or any extension or renewal period, or earlier termination of the Lease, Tenant will surrender the Premises in good order and condition, ordinary wear and tear which could not have been prevented through reasonable maintenance and insured casualties excepted. At the end of this Lease if Tenant is not then in default, Tenant may remove from the Premises any trade fixtures, signage, equipment, and movable furniture placed on the Premises by Tenant, whether or not such trade fixtures, signage, or equipment are attached to the Premises. Tenant will not remove any trade fixtures, signage, or equipment without Authority’s prior written consent if the removal of such fixtures or equipment will impair structures on the Premises. Tenant will fully repair any damage occasioned by the removal of any trade fixtures, signage, equipment, furniture, alterations, additions, and improvements. All trade fixtures, signage, equipment, furniture, alterations, additions, and improvements not so removed will conclusively be deemed to have been abandoned by Tenant and may be disposed of by Authority without notice to Tenant or to any other person and without obligation to account for them. Tenant will pay Authority all net expenses incurred in connection with Authority’s disposition of any property which, at the time of installation or construction, Authority designated as being subject to mandatory removal by Tenant at the end of the term, including without limitation the reasonable cost of repairing any damage to structures or Premises caused by removal of such property.

SECTION VII

PRESERVING THE AUTHORITY’S INTEREST IN IMPROVEMENTS

A.            Damage and Destruction

If the Premises are damaged, destroyed, or rendered unusable by any cause, Tenant will notify the Authority promptly after the discovery of the damage, destruction, or condition rendering the Premises unusable (together referred to as “damage”). The Premises is considered damaged if any event occurs to the Premises that limits Tenant’s use of the Premises, or requires repairs to the Premises that are estimated to cost more than 5% of the initial construction cost of the Leasehold Improvements. If the Tenant fails to notify the Authority within fifteen (15) days from the discovery of the damage then the election not to repair (as identified below in Item 2) is not available to the Tenant. Within thirty (30) days of discovery of the damage Tenant will give Authority notice of the time that is needed to repair such damage and the election (if applicable) that Tenant has made according to the following items (the date such notice is given is herein called the “Notice Date”):

1.      If the Premises are damaged, destroyed, or rendered unusable by any cause to an extent that can be repaired within ninety (90) days after the commencement of repair, Tenant will repair the damage. Tenant will promptly (or upon receipt of proceeds if the loss is insured) repair or rebuild the damaged Premises at Tenant’s expense, so as to make the Premises at least equal in value to the Premises existing immediately prior to such occurrence and as nearly similar in character as is practicable and reasonable. In that event this Lease will continue in full force and effect except that monthly rent will be abated, at a level consistent with the level of damage, from the Notice Date until the completion of repair, but in no event more than ninety (90) days from the Notice Date, or

2.      If the Premises are damaged, destroyed, or rendered unusable by any cause to an extent which can not be repaired within ninety (90) days after the commencement of repair, then:

a.       Tenant may elect not to repair the damage. If Tenant elects not to repair such damage, then Tenant shall submit to the Authority an amount needed to make the Premises at least equal in beneficial use and enjoyment to the Premises existing immediately prior to such occurrence and as nearly similar in character as is practicable and reasonable. If the loss is insured, this amount shall be equal to the net insurance proceeds, plus the amount of the deductible, less an amount equal to the Undepreciated Leasehold Improvements Cost. Upon submittal of said amount, Tenant may cancel this Lease effective as of the Notice Date, or

b.       Tenant may elect to repair the damage. If Tenant elects to repair such damage, Tenant will promptly (or upon receipt of proceeds if the loss is insured) repair or rebuild the Premises at Tenant’s expense, so as to make the Premises at least equal in beneficial use and enjoyment to the Premises existing immediately prior to such occurrence and as nearly similar in character as is practicable and reasonable. In that event this Lease will continue in full force and effect, except that monthly rent will be abated from the Notice Date until the completion of repair, but in no event more than one-hundred and eighty (180) days from the Notice Date.

B.            Eminent Domain

If any portion of the Premises is taken by right of eminent domain or by condemnation so that the taking renders the Premises unsuitable for Tenant’s Uses, then this Lease, at the option of either Authority or Tenant, exercised by giving written notice to the other of such termination within thirty (30) days after such taking, will terminate, and the Base Rent and all other sums payable under this Lease will be duly apportioned as of the date of such taking. Tenant will surrender the Premises and all interest under this Lease to Authority, and in the event the Authority is the taker of the property the Authority will pay to Tenant for the taking an amount equal to (a) the Undepreciated Leasehold Improvements Cost, plus (b) Tenant’s cost to relocate to an alternate facility comparable to the Premises. If Authority is not the condemning authority, then any condemnation award or payment in lieu thereof shall be paid as follows: first, to Tenant, an amount equal to the Undepreciated Leasehold Improvements Cost; second, to Tenant, Tenant’s relocation expenses; third, the balance to Authority.

If any portion of the Premises is taken by right of eminent domain or by condemnation, so that the Premises remains suitable for Tenant’s Uses, then the Base Rent payable by Tenant for the balance of the Term will be abated in the proportion that the leasable area of the Premises taken bears to the leasable area of the Premises immediately prior to such taking. Tenant shall be entitled to receive and use any condemnation award (or payment in lieu thereof) to pay the cost of any restoration necessitated by the taking.

SECTION VIII

PROTECTING THE AUTHORITY

A.            Indemnification

Except for matters resulting from the negligence or intentional wrongful acts of Authority or its directors, officers, employees, public officials or agents, Tenant will indemnify and hold harmless Authority and its directors, officers, and employees, public officials, and agents, against, any and all demands, claims, causes of action, fines, penalties, damages, losses, liabilities, judgments, and expenses for bodily injury, death, damage to property, any other personal injury, and business interruption (including, without limitation, attorneys’ fees and court costs) incurred in connection with or arising from: (1) the use or occupancy of the Premises by Tenant, or its employees, agents, contractors, invitees, visitors, any other person entering upon the Premises under the express or implied invitation of Tenant, or any person claiming under Tenant; (2) any activity, work, or thing done, or permitted or suffered on or about the Premises by Tenant, or its employees, agents, contractors, invitees, visitors, any other person entering upon the Premises under the express or implied invitation of Tenant, or any person claiming under Tenant; (3) any acts, omissions, or negligence of Tenant, or its employees, agents, contractors, invitees, visitors, any other person entering upon the Premises under the express or implied invitation of Tenant, or any person claiming under Tenant; (4) any breach, violation, or nonperformance by Tenant, or its employees, agents, contractors, invitees, visitors, any other person entering upon the Premises under the express or implied invitation of Tenant, or any person claiming under Tenant, of any term, covenant, or provision of this Lease or any law, ordinance, or governmental requirement of any kind; or, (5) any injury or damage to the person, property, or business of Tenant, or its employees, agents, contractors, invitees, visitors, any other person entering upon the Premises under the express or implied invitation of Tenant, or any person claiming under Tenant. If any action or proceeding is brought against Authority, its directors, officers, employees, public officials, or agents, by reason of any such claim, Tenant, upon notice from Authority will defend the claim at Tenant’s expense with counsel satisfactory to Authority.

B.            Waiver and Release

Tenant waives and releases all claims against Authority, its directors, officers, employees, public officials, and agents, customers, invitees, and licensees with respect to all matters for which Tenant has indemnified Authority and its directors, officers, employees, public officials, customers, invitees, and licensees as provided in Section VIII. A. above

C.            Subordination

This Lease will be subordinate to the provisions and requirements of any existing or future agreement between the Authority and the United States, relative to the development, operation, or maintenance of Rickenbacker International Airport, provided that in the event such existing or future agreements substantially alter the terms and conditions of this Lease, Tenant will have the option to terminate this Lease, whereupon Authority shall pay to Tenant the Undepreciated Leasehold Improvements Cost.

D.            Penalties and Fines

Tenant covenants and agrees to pay (or reimburse Authority) within thirty (30) days of written notice, and to indemnify, defend and hold Authority harmless from liability for, any and all penalties or fines imposed against Authority by any Federal, State, or local governmental body (especially those relating to Airport Security as set forth in 49 CFR Parts 1540 & 1542 Transportation Security Regulations and 14 CFR Part 139 Federal Aviation Regulations) on account of, or arising from, any acts or omissions of Tenant, its contractors, agents, employees, invitees, or visitors upon the Premises or Airport properties.

E.             Non-Waiver of Rights

No receipt of money by Authority from Tenant with knowledge of the breach of any covenants of this Lease, or after the termination hereof, or after the service of any notice, the commencement of any suit or final judgment for possession of the Premises, will be deemed a waiver of such breach, nor will it reinstate, continue or extend the Term of this Lease or affect any such notice, demand or suit.

Payment by Tenant or receipt by Authority of a lesser amount than the Base Rent, fees, or charges herein stipulated will not be deemed to be other than on the account of the earliest stipulated Base Rent, fees, or charges, nor will any endorsement or any statement on any check or any letter accompanying any check or payment as Base Rent, fee or charge be deemed an accord and satisfaction, and Authority may accept such check or payment without prejudice to Authority’s right to recover the balance of such Base Rent, fee or charge, or pursue any other remedy available to Authority.

No delay or failure on the part of Authority in exercising or enforcing any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other, or further exercise thereof or the exercise of any other right, power, or privilege.

No act done or thing said by Authority or Authority’s agents or employees will constitute a cancellation, termination or modification of this Lease, or a waiver of any covenant, agreement or condition hereof, nor relieve Tenant from Tenant’s obligations to pay the Base Rent, fees or charges to be paid hereunder. Any waiver or release by Authority, and any cancellation, termination or modification of this Lease, must be in writing signed by Authority.

F.             Right to Utility Easement

Authority reserves the right for itself and others to use existing utility easements over, under or across the Premises and to run water, sewer, electrical, telephone, gas, drainage, and other lines over, under or through the Premises and to grant necessary utility easements therefor, provided that in the exercise of such rights Authority will (a) first notify Tenant of its intent to exercise such rights and reach agreement with Tenant on the scheduling of any work attendant thereto, (b) not unreasonably interfere with Tenant’s Uses of the Premises, and (c) repair any damage to the Premises and Leasehold Improvements thereon caused by Authority as a result of the exercise of such reserved rights. Authority also reserves the right to utilize any existing surface, overhead and underground pipes, pumps, utility lines, or hydrant systems on the Premises as are necessary to supply water or telephone service, natural gas, electricity, sanitary sewer service or other utility service to other portions of Airport or tenants thereon.

G.            Environmental

Tenant is advised and acknowledges receipt of certain information that the Premises formerly constituted an active military installation of the United States. As such, the United States engaged in activities involving pollutants, contaminants, hazardous substances, and ordnance and explosives at, adjacent to and near the Premises. Authority has evaluated the environmental condition of the Premises, and based on that evaluation warrants and represents to Tenant that the Premises are suitable for Tenant’s permitted Use. In the event that Authority becomes aware of any new information concerning pre-existing environmental conditions at the Premises, Authority will promptly provide such information to Tenant.

Tenant shall permit Authority, Authority’s agents and contractors or those pursuing remediation activities on behalf of the United States reasonable access to and entry upon the Premises, with reasonable advance notice to Tenant.  Reasonable efforts will be made to avoid or minimize disruption to Tenant’s activities during such entry. In the event such entry does disrupt Tenant’s activities the Authority shall make available comparably sized ramp space as well as other necessary space and access in as close proximity to the Premises as is reasonably possible without disrupting Tenant’s operation.

A portion of the Ramp is leased to the Authority by the United States Government, acting by and through the Department of the Air Force, pursuant to Lease Number BCA-Rick-12-97-0101, executed on November 18, 1997, as amended by 4 supplemental agreements (“Air Force Lease”). Tenant is specifically informed of the primacy of the Government’s rights in that portion of the Ramp affected by the Air Force Lease with respect to environmental restoration, as expressed in, inter alia, section 10.8 of the Air Force Lease.

Tenant shall have no recourse, claim, cause of action, or grounds for alleging breach or denial of quiet enjoyment against Authority to the extent allowed by the United States in that certain deed from the Air Force to Authority (a copy of which is attached hereto as Exhibit F and called “Deed”) based upon any exercise of rights retained by the United States in the Deed, provided that such exercise of rights is necessary, reasonable, and preceded by reasonable advance written notice to Tenant.

Tenant may engage in ground disturbing activities at the Premises, including emplacement of infrastructure, removal of existing surface and subsurface improvements and utility lines, and construction of facilities. Any Pollution Condition encountered in connection with such activities shall be addressed by Tenant in material compliance with all applicable Environmental Laws. The protocol for addressing any such Pollution Condition and responsibility for the costs for remediation, removal or other response to any such Pollution Condition shall be governed by Section VIII(J) below. Consistent with Section VIII(J), Tenant shall promptly inform Authority of any such encounter and the measures undertaken to address such Pollution Condition. In the event that the Pollution Condition is deemed a violation of Environmental Laws (as hereinafter defined), and an emergency, and further deemed that Tenant’s activities are inadequate in the reasonable sole discretion of the Authority, the Authority may, but shall not be obligated to, undertake all reasonable measures to correct such Pollution Condition.

With respect to the Airport, Tenant shall comply with, and shall take all actions within Tenant’s reasonable control to cause all of Tenant’s agents, employees, representatives, and invitees to comply with the Deed, all Environmental Laws and Environmental Permits (both as hereinafter defined), and shall obtain and comply with, and shall take all actions within Tenant’s reasonable control to cause all of Tenant’s agents, employees, representatives, and invitees to obtain and materially comply with all Environmental Permits and Environmental Laws.

Tenant, at its sole cost and expense, will be responsible for complying with all Environmental Laws, Environmental Permits, and general environmental requirements of the Authority relating to Tenant’s occupancy and use of the Airport and Premises and Tenant’s operation at the Airport. Tenant will be responsible for the necessary cooperation and coordination with the Authority on the Authority’s compliance with all Environmental Laws and Environmental Permits as they pertain to Tenant’s occupancy and use of the Premises and Tenant’s operation at the Airport.

Except as allowed by applicable Environmental Laws or Environmental Permits, Tenant shall not engage in any activity or manner of conduct, including but not limited to the use, treatment, generation, transportation, processing, handling, disposal, production or storage of hazardous substances (as hereinafter defined), that results in the discharge, dispersal, release or escape of any solid, liquid, gaseous or thermal irritant or contaminant, including but not limited to, smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, medical waste and waste materials into or upon land, or any structure on land, the atmosphere or any watercourse or body of water, including groundwater, provided such conditions are not naturally present in the environment in the amounts or concentrations discovered.

Nothing in this Lease shall, however, prevent, prohibit or limit Tenant from using, generating, transporting, processing, handling, disposing, producing or storing hazardous substances by Tenant at the Airport which are reasonably necessary for or related to Tenant’s conduct of its business therein, provided that Tenant complies with all Environmental Laws relating to such substances.

For purposes of this Lease:

1.             “Environmental Laws” shall mean all Authority, federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances, codes, orders, or regulations applicable to the Airport, the Premises, and Tenant’s business therein, and relating to the protection of the environment and/or governing the use, treatment, generation, transportation, processing, handling, disposal, production or storage of Hazardous Substances and the rules, regulations, decisions and orders of the Authority and relevant federal, state and local governmental agencies and authorities with respect thereto. These include without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource

Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et. seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601, et seq.) and Chapter 3745 of both the Ohio Administrative Code and the Ohio Revised Code, as now in effect or hereafter amended. A copy of the Authority Rules applicable hereto is set forth in Exhibit H and future changes to the Authority Rules shall be provided in advance to Tenant and shall be fair and reasonable to Tenant.

2.             “Environmental Permits” shall mean all permits, licenses, approvals, authorizations, consents or registrations required by the applicable Environmental Law or laws in connection with Tenant’s use, treatment, generation, transportation, processing, handling, production or disposal of hazardous substances at the Premises.

3.             “Hazardous Substances” shall mean any substance, pollutant, or contaminant classified as such under any applicable Environmental Law. This includes, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea, formaldehyde, foam insulation, polychlorinated biphenyls, petroleum and petroleum based products, methane, hazardous materials, or wastes, hazardous, toxic substances, pollutants, contaminant or related materials, and the byproducts thereof.

4.             “Pollution Conditions” means, at or arising from the Premises or on adjoining property if arising from the Premises, the discharge, dispersal, release or escape of any solid, liquid, gaseous or thermal irritant or contaminant in material violation of any applicable Environmental Law, including but not limited to, smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, medical waste and waste materials into or upon land, or any structure on land, the atmosphere or any watercourse or body of water, including groundwater, provided such conditions are not naturally present in the environment in the amounts or concentrations discovered and to the extent it creates or causes a violation of applicable Environmental Law.

Should Tenant cause, be responsible for, or otherwise involved in, through its negligence or otherwise, a Pollution Condition, Tenant shall immediately take any and all reasonable actions to respond to and address said Pollution Condition and shall, to the extent required by applicable Environmental Law, notify the required government agencies having jurisdiction over the Pollution Condition, as well as the Authority. Should Tenant fail to take such actions required of Tenant by the terms of the preceding sentence, the Authority shall at any reasonable time thereafter have the right to take any and all reasonable actions to respond to and address the specific Pollution Condition, provided that reasonable advance written notice is first provided to Tenant and Tenant is first given a reasonable time to respond to or address such Pollution Condition; in the event of an emergency condition which threatens human life, oral notice shall be an acceptable substitute for written notice.

H.            Stormwater Management

Notwithstanding anything contained in Section VIII(G), Authority and Tenant agree to coordinate their efforts to comply with the requirements of any laws, rules, regulations or permits that govern, regulate or control Tenant’s Use of the Premises and the Ramp and the impact of Tenant’s use on the water quality of bodies of water that receive stormwater from the Premises and the Ramp via outfalls on the Airport, including but not limited to the creek currently known as “Walnut Creek”. Specifically, the parties agree as follows:

1.     Unless the parties agree to shift responsibility to Tenant, Authority shall obtain and maintain at all times legally required during the term of this Lease a stormwater discharge permit, currently known as a National Pollution Discharge Elimination System (“NPDES”) permit, for the Airport, including the Premises and the Ramp. Such permit shall cover all of Tenant’s operations including, but not limited to, de-icing of Tenant’s aircraft. The Authority shall provide a copy of such permit to Tenant prior to the effective date of this Lease. The Authority will invite Tenant to participate in any discussions with the Ohio Environmental Protection Agency regarding NPDES permit requirements and shall provide Tenant with written notice of any NPDES permit requirements applicable to Tenant and with which Tenant will be obligated to comply from time-to-time.

2.     Tenant shall materially comply with the terms and conditions of the NPDES permit and best management practices (BMPs) contained in the stormwater pollution prevention plan (SWPPP), and shall reasonably cooperate with Authority by obtaining and providing information necessary for the Authority to obtain, maintain, support, modify and renew the NPDES permit, including data related to Tenant’s activities. The Authority shall provide a copy of such BMPs and SWPPP to Tenant prior to the effective date of this Lease.

3.     Except as provided in H(5) below, in the future should the Authority be required pursuant to the NPDES permit, or any other law, regulation, or rule to limit the discharge of any substance in the stormwater from the Premises or the Ramp, including but not limited to deicing materials and oils and greases, reaching any body of water:

a.     The Authority and Tenant agree to work cooperatively with each other, and with all other impacted users of the Airport, to select the most economically reasonable collective approach for containing and/or treating the regulated substance(s);

b.     Tenant shall pay for its relative share of the most economically reasonable collective approach, including any capital infrastructure improvements and treatment costs, to contain and/or treat such substance in order to comply with the NPDES permit, law, regulation or rule. Tenant’s relative share shall be determined based upon a method established by the Authority after giving due consideration to all relevant factors, including but not limited to, Tenant’s proportionate use of both the Airport and the substances to be contained and/or treated by the Authority’s selected approach, compared with the respective proportionate uses by all other impacted users of the Airport and shall be paid on a “pay as used” basis during the remaining term of this Lease.

c.     Unless Tenant elects to be solely responsible for the installment of Tenant’s own capital infrastructure improvements and to separately pay for any treatment costs in order comply with the NPDES permit and any law, rule, or regulation, the Authority has the final right to determine the most economically reasonable collective approach should the Authority, Tenant and all other impacted users of the

Airport be unable to agree upon the approach within a time period that reserves sufficient time to install any infrastructure necessary for containment and/or treatment of the regulated substance(s), to take any other necessary actions, and to maintain compliance with any law, regulation, rule or permit.

4.     Notwithstanding paragraph H(3) above, and at no cost to Tenant, the Authority shall design and install a de-icing pad on the Ramp and piping beneath the Ramp, as part of its construction obligations under Section V(B), for Tenant’s future use in contemplation of any law, regulation, rule or permit which may require Tenant to contain and/or treat de-icing materials during the term of this Lease.

5.     Tenant shall prepare and maintain a Spill Prevention Containment and Countermeasures Plan in accordance with 40 CFR Part 112 to address Tenant’s storage of oil-related products on the Premises.

I.              Environmental Audit

If at any time during the Term of this Lease, including within fifteen (15) days after Tenant’s vacating of the Premises upon termination of this Lease or any extension thereof, Authority has reasonable cause to believe there are Pollution Conditions caused by Tenant on the Premises, then Authority at its reasonable sole discretion may require Tenant, at Tenant’s sole cost and expense (in an amount not to exceed $15,000.00), to have performed an environmental audit of the Premises and such adjacent areas reasonably expected to be impacted by the Premises by a reputable firm chosen by Tenant and reasonably acceptable to Authority.

Said audit shall consist of such examinations, tests, inspections, samples, and reviews as Authority shall reasonably agree to be advisable.

In the event that any such required environmental audit fails to discover any Pollution Condition caused by Tenant during this Lease which create new liability to Authority in excess of $25,000 for which Tenant is liable, then the cost of such audit shall be paid by Authority, and any amounts paid or owing by Tenant may be, at Tenant’s election, credited against any Rent due under this Lease.

Failure to conduct an Environmental Audit or to detect Pollution Conditions caused by Tenant’s operations if such audit is conducted shall in no fashion be intended as a release of any liability for said Pollution Conditions subsequently determined to be caused by, or arising from, Tenant’s operation.

To the extent provided for in this Lease, Tenant shall remain liable for any losses, claims, liabilities, damages, judgments and expenses, arising from or related to any Pollution Condition to the extent caused by its operations at the Premises regardless of when such conditions are discovered and regardless of whether or not Authority conducts an Environmental Audit at the termination of the Lease. Authority shall remain liable for any losses, claims, liabilities, damages, judgments and expenses arising from or related to any Pollution Condition existing prior to this Lease or otherwise not caused by Tenant. The obligations set forth in this clause shall survive the termination of the Lease.

J.              Remediation

Notwithstanding any other provision in this Lease, should any Hazardous Substance or Pollution Condition be identified, unearthed, or otherwise discovered on, at or emanating from the Premises after the Effective Date of this Lease and such Hazardous Substance or Pollution Condition require response or other action to address it as required by applicable Environmental Law or this Lease, and provided further that said presence of Hazardous Substance or Pollution Condition was not caused by Tenant or by any act of Tenant’s employees, agents, contractors, invitees, or any other person entering upon the Premises after the Effective Date, then Authority shall promptly respond to and address the Pollution Condition in material compliance with all applicable Environmental Laws, provided however, that if Tenant has responded to or addressed said Hazardous Substance pursuant to the terms of this Lease, then Authority shall promptly reimburse Tenant for all of Tenant’s costs incurred in such response or other actions.

Notwithstanding any other provision in this Lease, including especially Section VIII(G) related to identification of and response to Pollution Conditions, if Tenant identifies subsurface conditions which may or do constitute a Pollution Condition or otherwise threaten or actually impair or impede construction activity during construction of Tenant’s Leasehold Improvements on the Premises, including, but not limited to existing buried inactive fuel piping, then (a) Tenant shall promptly inform Authority of such discovery, (b) Tenant may, after obtaining the Authority’s consent either, proceed with its construction activities, including but not limited to excavation, management and/or disposal of wastes, contaminated soils, debris and piping in compliance with applicable Environmental Laws, or, if Authority does not consent to Tenant undertaking such activities, or Tenant elects not to do so, then Authority shall excavate, manage, and/or dispose of the contaminated soils, debris and piping in compliance with applicable Environmental Laws and in a manner so as not to cause delay in the construction, (c) Authority or its designee shall take the steps reasonably required by Tenant or its contractors to coordinate for the disposal of such wastes (provided that in no case shall Tenant be designated as the “generator” of such waste materials), and (d) Authority shall be responsible and reimburse Tenant for all of Tenant’s costs and damages arising from or related to such activities; or Tenant may, at its election, credit such costs and damages it incurs against any Rent due under this Lease.

In connection with the construction of the proposed improvements to the Premises and Ramp by both Tenant and the Authority, both parties undertake and commit to reasonably minimize the disturbance of such areas, including protecting against excessive run-off of soil during the construction phase of the project, in compliance with any applicable Environmental Laws.

K.            Pollution Legal Liability Insurance

Tenant shall obtain and maintain in full force and effect and at its own expense commencing not later than the date Tenant starts construction of the Leasehold Improvements and continuing thereafter during the entire Term of this Lease, an environmental insurance policy, naming Authority as an additional insured. The amount of such insurance shall be for not less than  $1,000,000 per occurrence, with a self-insured retention amount or deductible of not more than $100,000. In the event Tenant’s use of the Premises or the Ramp materially changes from Tenant’s initial use and the Authority reasonably determines that such amount of coverage is no longer adequate, then the parties agree to negotiate in good faith an increase in the amount of coverage considering, without limitation, the cost and availability of the additional insurance, and the impact of the cost on Tenant.

Authority currently maintains in force, and will continue to maintain in force for at least the first ten (10) years of this lease, an environmental insurance policy that covers Authority’s obligations pursuant to this lease and designates this Lease as an insured contract.

SECTION IX

TERMINATION

A.            Authority

Authority may terminate this Lease with the occurrence of any one of the following events:

1.     Tenant defaults in the due and punctual payment of Base Rent, or any other monetary obligation under this Lease and such default continues for ten (10) days after written notice from Authority;

2.     Tenant vacates or abandons the Premises. In addition to the law of Ohio definition of abandonment, abandonment shall include the inability to communicate with Tenant by normal means of communication for a thirty (30) day period or non-use of utility service on the Premises for a thirty (30) day period (as opposed to unavailability of utility service) or lack of business being conducted on the Premises during normal business hours for a period of sixty (60) days, unless Tenant is diligently pursuing such measures as are necessary to recommence business operations;

3.     This Lease or the Premises or any part of the Premises are taken upon execution or by other process of law directed against Tenant, or are taken upon or subjected to any attachment by any creditor of Tenant or claimant against Tenant, and such attachment is not discharged within thirty (30) days after its levy;

4.     Tenant files a petition in receivership or insolvency, or for reorganization or any other arrangement under the bankruptcy laws of the United States, or under any insolvency act of any state, or is dissolved, or makes an assignment for the benefit of creditors, or is administered for liquidation or rehabilitation by any state or federal insurer supervising entity;

5.     Involuntary proceedings under any such bankruptcy laws or insolvency act or for the dissolution of Tenant are instituted against Tenant, or a receiver or trustee is appointed for all or substantially all of Tenant’s property, and such proceeding is not dismissed or such receivership or trusteeship is not vacated within sixty (60) days after such institution or appointment; or,

6.     Tenant breaches any of the other agreements, terms, covenants, or conditions contained in this Lease or any other agreement between Tenant and the Authority (including, but not limited to, the Operating Agreement, the Commingling Fuel Agreement, or other related documents), and such breach continues for a period of thirty (30) days after written notice by Authority to Tenant, provided that if the breach cannot be reasonably cured within thirty (30) days, then if Tenant commences such cure within thirty (30) days and diligently pursues such cure to completion, such event shall not constitute a breach hereunder by Tenant.

If any one or more of the events set forth above occurs, then Authority will give Tenant written notice of its intention to terminate this Lease on a date specified in such notice. On the date specified in such notice, Tenant’s right to possession of the Premises will cease and the Lease will be terminated. If this Lease is terminated pursuant to the provisions of this paragraph, Tenant will remain liable to Authority for damages in an amount equal to the Rent and other sums which would have been owing by Tenant under this Lease for the balance of the Term if this Lease had not been terminated, less the net proceeds, if any, of any reletting of the Premises by Authority subsequent to such termination, after deducting all of Authority’s expenses in connection with such reletting, but excluding from such deduction the cost of improvements to the Premises for the new tenant not due to a lack of maintenance or repair on the part of the Tenant.

B.            Tenant

Tenant may terminate this Lease, upon the occurrence of any one of the following events:

1.     If any court of competent jurisdiction shall issue an injunction, order, or decree preventing or restraining the use by Tenant of all or a substantial part of the Premises, or preventing or restraining the use of Airport for usual Airport purposes in its entirety, or use of any part thereof which is used by Tenant and which is necessary for Tenant’s operations on Airport, which remains in force unvacated or unstayed for a period of at least sixty (60) consecutive days and results in material interference with Tenant’s normal business operations;

2.     Authority breaches any of the other agreements, terms, covenants, or conditions which this Lease requires Authority to perform, and such breach continues for a period of thirty (30) days after notice by Tenant to Authority; provided that if the breach cannot be reasonably cured within thirty (30) days, and if Authority commences such cure within thirty (30) days and diligently pursues such cure to completion, then such event shall not constitute a breach hereunder by Authority.

3.     If all or a material portion of the Airport or Airport facilities are destroyed or if any agency or instrumentality of the United States government or the State of Ohio shall occupy the entire Airport or a substantial part thereof, or if military mobilization, or public emergency causes a curtailment of normal civilian traffic at the Airport, and any of said events shall result in material interference with Tenant’s normal business operations for any consecutive ninety (90) days;

4.     If Authority discontinues the operation and maintenance of all or a substantial part of Airport, or if Authority closes all or a substantial part of Airport to further air traffic operations, and such action results in the material interference with Tenant’s normal business operations for any consecutive sixty (60) day period; or

5.     Tenant shall properly exercise any other right to terminate provided elsewhere in this Lease.

If any one or more of the events set forth above occurs, then Tenant will give Authority written notice of its intention to terminate this Lease on a date specified in such notice.  On the date specified in such notice, Tenant’s right to possession of the Premises will cease and the Lease will be terminated.  If Tenant terminates this Lease for either of the reasons set forth in items 2 or 4 above, then Authority shall remain liable to Tenant for all damage suffered by Tenant as a result thereof which, at a minimum, shall be an amount equal to the Undepreciated Leasehold Improvements Cost.

SECTION X

REGULATORY PROVISIONS

A.            State Industrial Compensation

Tenant will comply with the state law known as the Worker’s Compensation Act and pay the necessary premiums required by the Act to cover all employees furnishing the services contemplated by this Lease and under the control of Tenant.

B.            Social Security Act

Tenant will be and remain an independent contractor with respect to all services performed hereunder and covenants and agrees to accept full and exclusive liabilities for the payment of any and all contributions or taxes for social security, unemployment insurance, or old age retirement benefits, pensions or annuities now or hereafter imposed under any state or federal law which are measured by wages, salaries or other remuneration paid to persons employed by Tenant on work performed under the terms of this Lease.  Tenant also covenants and agrees to indemnify and save harmless the Authority from any such contributions or taxes or liability therefor.

C.            Federal Aviation Administration

In order for this Lease to be unobjectionable to the Federal Aviation Administration, the following clauses are a part of this Lease:

1.     In the event that any of the provisions in this Section X(C) or any of the other requirements of the Federal Aviation Administration, are violated by Tenant, such violation shall be a breach of this lease and, in addition to any other rights it may have, Authority shall have the right, but not the obligation, to enter upon the Premises and abate or cause the abatement of such violation.  The costs incurred by Authority in causing such abatement shall, upon demand by Authority, be immediately paid by Tenant to Authority.

2.     In the event facilities are constructed, maintained, or otherwise operated on the Premises, Tenant will maintain and operate such facilities and services in compliance with all other requirements imposed pursuant to 49 CFR Part 21, Nondiscrimination in Federally Assisted Programs of the Department of Transportation, and as said Regulations may be amended.

3.     Tenant covenants and agrees that:  (1) no person on the grounds of race, color or national origin will be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination in, the use of said facilities; (2) that in the construction of any Leasehold Improvements on, over or under the Premises and the furnishing of services thereon, no person on the grounds of race, color or national origin will be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination by Tenant; and, (3) Tenant will use the Premises in compliance with all other requirements imposed by or pursuant to 49 CFR Part 21, Nondiscrimination in Federally Assisted Programs of the Department of Transportation, and as said Regulations may be amended.

4.     Tenant agrees to furnish service on a fair, equal and not unjustly discriminatory basis to all users thereof, and to charge fair, reasonable and no unjustly discriminatory prices for each unit or service; provided, that Tenant may be allowed to make reasonable and nondiscriminatory discounts, rebates or other similar types of price reductions to volume purchasers.

5.     Tenant assures that it will undertake an affirmative action program as required by 14 CFR Part 152, Subpart E, to insure that no person will on the grounds of race, creed, color, national origin or sex be excluded from participating in any employment activities covered by 14 CFR Part 152, Subpart E.  Tenant assures that no person will be excluded on these grounds from participating in or receiving the services or benefits of any program or activity covered by 14 CFR Part 152, Subpart E.  Tenant assures that it will require that its covered suborganizations provide assurances to the Authority that they similarly will undertake affirmative action programs, and that they will require assurances from their suborganizations, as required by 14 CFR Part 152, Subpart E, to the same effect.

6.     Tenant agrees that it will insert the above three provisions in any lease or other such document by which Tenant grants a right or privilege to any person, firm or corporation to render accommodations and/or services to the public on the Premises.

7.     Tenant understands and agrees that nothing herein contained will be construed to grant or authorize the granting of an exclusive right to provide aeronautical services to the public as prohibited by Section 308(a) of the Federal Aviation Act of 1958, as amended, and the Authority reserves the right to grant to others the privilege and right of conducting any one or all activities of an aeronautical nature.

8.     Tenant agrees to comply with the notification and requirements covered in Part 77 of the Federal Aviation Regulations in the event any future structure or building is planned for the Premises, or in the event of any planned modification or alteration of any present or future building or structure situated on the Premises.

9.     Authority reserves for the use and benefit of the public, a right of flight for the passage of aircraft in the airspace above the surface of the Premises.  This public right of flight will include the right to cause in said airspace any noise inherent in the operation of any aircraft used for navigation or flight through the said airspace or landing at, taking off from, or operation on the Airport.

10.   Tenant agrees that it will not make use of the Premises in any manner which might interfere with the landing and taking off of aircraft from the Airport or otherwise constitute a hazard.  In the event the aforesaid covenant is breached, Authority reserves the right to enter upon the Premises and cause the abatement of such interference at the expense of Tenant.

11.   Tenant understands that no right or privilege has been granted which would operate to prevent any person, firm, or corporation operating aircraft on the Airport from performing any services on its own aircraft with its own regular employees (including but not limited to, maintenance and repair) that it may choose to perform.

D.            Foreign-Trade Zone Usage and Commitment

Tenant acknowledges that all real property within the Airport is within Foreign-Trade Zone (FTZ) 138, and as such is subject to the Foreign-Trade Zones Act of 1934, as amended (19 U.S.C. 81a-81u), and all of the laws, rules and regulations relating thereto, including the US Department of Commerce rules for the Foreign-Trade Zones Board set forth in 15 C.F.R. Part 400 (collectively the “FTZ Regulations”) and all laws, rules and regulations promulgated by the US Customs Service for the operation of activated sites, including the rules set forth at 19 C.F. R. Part 146 (collectively the “Customs Regulations).

If Tenant at anytime elects to activate or cause to be activated a portion of the Premises for use as a “zone site” within the Zone, within the meaning and in accordance with the procedures set forth in the FTZ Regulations and the Customs Regulations, Tenant shall enter into an Operating Agreement with Authority (in such form as Authority may require) and file an application and take all other actions which are necessary or appropriate to cause the zone site to be approved and maintained for activation.  Authority and Tenant acknowledge and confirm that they intend that Tenant’s obligations under this section shall be binding on any successive lessee, sublessee, or other user of the Premises, or any part thereof, taking into account the nature of the use of the Premises made by such successive lessee, sublessee, or user, so that Authority retains a level of control which allows it to carry out its responsibilities as the “grantee” of the Zone.

SECTION XI

OTHER PROVISIONS

A.            Official Representative of Authority

Authority hereby designates its Chief Executive Officer, or her designee, as its official representative with full power to represent Authority in all dealings with Tenant in connection with the Premises, including, without limiting the generality of the foregoing, full power to give the written consent of Authority to any assignment, hypothecation, subleasing or transfer of the Lease or any interest herein or the leasehold estate created hereby.

B.            Warranty of Authorization

Tenant certifies that the officer executing on its behalf is fully authorized to do so and further, that it is a corporation organized under the laws of the State of Ohio and authorized to do business in the State of Ohio, with Statutory Agent Corporation, 52 East Gay Street, Columbus, OH 43215, duly appointed as a service agent within the State of Ohio to receive all services of process.

C.            Mutual Force Majeure

In the event that either the Authority or Tenant shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, riots, insurrection, war, or other reason of a like nature not within the reasonable control of the Authority or Tenant, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.  Notwithstanding the foregoing, the Authority shall not be excused from completing construction of the Ramp within the time frame established in Section V.B hereof by reason of delays caused by any Hazardous Substance or Pollution Condition (unless Tenant is the source of such Hazardous Substance or Pollution Condition) encountered on the site of the Ramp construction.

D.            Tenant’s Contingencies

INTENTIONALLY OMITTED.

E.             Ramp Contingency

Both parties’ obligations under this Lease are specifically subject to the Authority having obtained, not later than March 31, 2004 or such later date as the parties agree to by written amendment to this Lease (the “Ramp Contingency Period”), all approvals and permits (environmental, governmental or otherwise) necessary to enable the Authority to commence construction of the Ramp (the “Ramp Contingency”).  For purposes of this Paragraph E, environmental approvals shall consist solely of an “Air Force amended post-closure plan” for IRP Site 1 approved by the Ohio Environmental Protection Agency and, if remedial action on Segment A of the 1942 Fuel Line (“Segment A”) is determined by the Authority to be necessary, a Remedial Action Work Plan for Segment A approved by the Bureau of Underground Storage Tank Regulation (BUSTR). If not later than the expiration of the Ramp Contingency Period, the Authority has not informed Airnet that the Ramp Contingency has been satisfied, then this Lease shall automatically terminate effective as of the expiration of the Ramp Contingency Period without the necessity of any further action by the parties, and both parties shall thereupon be released from all obligations hereunder.

F.             Memorandum of Lease

If requested by either party, a Memorandum of Lease containing only the information required by law concerning this Lease shall be prepared, executed and filed for record.

G.            Conflicts with Other Documents

To the extent, if any, that the provisions of this Lease (as the same may be amended from time to time) dealing with (a) insurance requirements, (b) signage, (c) environmental matters, (d) site development and construction matters (including submissions and approvals), (e) limitations on liability, and (f) warranties and representations, (i) are duplicative of, or (ii) are in conflict with, or (iii) are materially different than the provisions of the Development Standards, the Minimum Standards, the Quit-Claim Deeds, the Rickenbacker Airport Rules and Regulations, the Operating Agreement, the Commingling Fuels Agreement, or the Non-Exclusive License Agreement, the provisions of this Lease shall control.

SECTION XII

ADDRESS FOR NOTICES

A.            Tenant

Any notice to Tenant, required under this Lease, will be written and will be deemed to have been given (a) when personally delivered, (b) when deposited with a reliable overnight courier service or (c) on the day it is deposited in any depository regularly maintained by the United States Postal Service, postage prepaid, certified or registered mail, return receipt requested, addressed to:

Prior to Rent Commencement Date:

Airnet Systems, Inc.
3939 International Gateway
Columbus, OH 43219
Attn: Chief Executive Officer

After the Rent Commencement Date:

Addressed to the Premises.
Attn: Chief Executive Officer

B.            Authority

Any notice to Authority, required under this Lease, will be written and will be deemed to have been given (a) when personally delivered, (b) when deposited with a reliable overnight courier service, or (c) on the day it is deposited in any depository regularly maintained by the United States Postal Service, postage prepaid, certified or registered mail, return receipt requested, addressed to:

President & CEO

Columbus Regional Airport Authority
Rickenbacker International Airport
4600 International Gateway
Columbus, OH 43219

With copy to General Counsel, at same address.

Either Authority or Tenant may change its addresses or addressees for purposes of this paragraph by giving ten (10) days’ prior notice according to this paragraph. Any notice from Authority to Tenant will be deemed to have been given if delivered to the Premises and the last notice address received by Authority.

SECTION XIII

LEASEHOLD FINANCING

A.            Encumbrance of Tenant’s Leasehold Interest

Tenant shall have the right, from time to time and at any time during the Lease Term, to subject (without further act by the Authority) all or any part of Tenant’s leasehold interest in the Premises and/or the Leasehold Improvements to the lien of one or more mortgages (each said mortgage, including any renewals, modifications, consolidations, replacements or extensions thereof being herein called a “Leasehold Mortgage”).

B.            Rights of Leasehold Mortgagees

Nothing contained herein shall be deemed to restrict Tenant’s right to mortgage its interests and its leasehold estate and Tenant is hereby given the right to mortgage its interest and its leasehold estate at any time and from time to time by mortgage, provided that no Mortgagee through or under such mortgage shall by virtue thereof acquire any greater interest in the Premises and in any building or improvements constituting a part thereof than Tenant then has under this Lease and provided further that such mortgage shall be subject to all of the conditions, covenants, and obligations of this Lease and to Authority’s rights hereunder.  It is understood that financing of the improvements will require certain estoppel agreements, assignments, and consents.  The Authority agrees to execute any documents (including a document substantially similar to the document attached as Exhibit P) reasonably required by any Lender to facilitate the mortgage financing.  However, Tenant agrees to furnish the Authority with complete information concerning such financing.

SECTION XIV

ENTIRE AGREEMENT

This Lease contains ninety-five (95) pages, and, together with Exhibits A through L, N and P, collectively constitutes the entire Lease between the parties hereto, and will not be modified in any manner except by an instrument in writing executed by said parties or their respective successors in interest.  This Lease shall be construed according to the laws of the State of Ohio, and such laws, rules, and regulations of the United States of America as may be applicable.

In witness whereof, the Columbus Regional Airport Authority has caused its name to be subscribed to these present by Elaine Roberts, A.A.E., President & CEO of the Columbus Regional Airport Authority, duly authorized by Resolution No. 49-03, passed July 22, 2003 and Airnet Systems, Inc., has caused this instrument to be executed on its behalf by Joel E. Biggerstaff, its CEO.

Signed in the presence of:

Columbus Regional Airport Authority

/s/ Jeffery Schwab	/s/ Elaine Roberts	1-20-04
Witness	President & CEO	Date
Name: Jeffery Schwab	Elaine Roberts, A.A.E

/s/ Gretchen Sandusky
Witness
Name: Gretchen Sandusky

Airnet Systems, Inc.

/s/ Kendall W. Wright	/s/ Joel E. Biggerstaff	1/15/04
Witness	Name: Joel E. Biggerstaff	Date
Name: Kendall W. Wright	Title: CEO

/s/ Charles E. Paul
Witness
Name: Charles E. Paul

(Notaries on Following Page.)

State of Ohio

County of Franklin, ss:

Before me, a Notary Public in and for said County and State, personally appeared the above named Elaine Roberts, A.A.E., President & CEO for the Columbus Regional Airport Authority, who represented that she is authorized to execute the foregoing instrument as her free act and deed as such authorized representative of the Columbus Regional Airport Authority.

In testimony whereof, I have hereunto set my hand and official seal at Columbus, Ohio, this 20th, day of January, 2004.

/s/ David Wayne Saleme
Notary Public

DAVID WAYNE SALEME
Attorney At Law
Notary Public, State of Ohio
My Commission Has No Expiration Date
Section 147.03 R.C.

State of Ohio

County of Fairfield, ss:

Before me, a Notary Public in and for said County and State, personally appeared the above named Joel E. Biggerstaff, CEO, who represented that he is authorized to execute the foregoing instrument as his free act and deed as such authorized representative of AirNet Systems, Inc.

In testimony whereof, I have hereunto set my hand and official seal at Columbus, Ohio, this 15th, day of January, 2004.

/s/ Ann Mancuso
Notary Public

NOTARIAL SEAL STATE OF OHIO	ANN MANCUSO Notary Public, State of Ohio My Commission Expires 8/30/06

Exhibit A - Premises

[GRAPHIC]

DEPICTING PREMISES

Exhibit B - Survey

To be inserted upon completion of survey.

Exhibit C – Expansion – Hangar/Sort Facility Expansion Area

To be inserted upon completion of survey.

Exhibit D – Expansion – Office Site

To be inserted upon completion of survey.

Exhibit E – Rent Schedule

Subject to the conditions outlined in Section 1, Paragraph K. “Rent”, Base Rent begins on the date Tenant occupies the Premises or twelve (12) months after the start of construction of the Leasehold Improvements, whichever occurs first.

Base Rent-First Lease Year	$ per Year	$ per month

Base Rent-Second Lease Year	$ per Year	$ per month

Base Rent-Third Lease Year	$ per Year	$ per month

Base Rent-Fourth Lease Year and thereafter - Adjusted based on CPI Movement.

Exhibit F – Deed

Deed BCA-RICK-63-03-0301

Rickenbacker 300 Acre FAA PBT

Buildings Listed Below

QUITCLAIM DEED

1.               PARTIES

THIS DEED is made and entered into this 22nd day of September, 2003, by and between The UNITED STATES OF AMERICA, acting by and through the Secretary of the Air Force (the “Grantor”), under and pursuant to the Defense Base Closure and Realignment Act of 1990, (10 U.S.C. § 2687 note), and delegations and regulations promulgated thereunder, and Columbus Regional Airport Authority (the “Grantee”), a port authority created and existing under Chapter 4582 of the Ohio Revised Code, whose tax mailing address is 4600 International Gateway, Columbus, Ohio 43219.  (When used in this Deed, unless the context specifies otherwise, “Grantor” includes the assigns of the Grantor and “Air Force” includes any successor entity to the Department of the Air Force or any successor to the Secretary of the Air Force, and “Grantee” shall include the successors and assigns of the Grantee.  “Administrator” Includes the Administrator of the Federal Aviation Administration (the “FAA”) and his or her successors in office and any successor in function.)

WHEREAS, by deed dated the 30th day of March, 1984, (“1984 Deed”) and recorded in the deed records of the Franklin County Recorder’s Office on the 17th day of April, 1984 at Volume 04117, Page A01, the Grantor did GRANT, BARGAIN, SELL, ALIEN, and CONVEY unto the Rickenbacker Port Authority certain real property described in Exhibit A of the 1984 Deed; and

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WHEREAS, that instrument was subject to certain terms and conditions, all of which are correctly and completely detailed in that instrument EXCEPT that portions of the 1,843 acres of real property described in the 1984 Deed have since been resurveyed using the standard of State Plain Coordinates which has resulted in the same real property being described using slightly different bearings, distances, and coordinates; and

WHEREAS, the real property was resurveyed by Rickenbacker Port Authority to effect the conveyance by deed on the 31st day of December, 2002 (“2002 Deed”) and recorded in the deed records of the Franklin County Recorder’s Office on the 2nd day of January, 2003 Instrument number 200301010000763, of the same real property to the Columbus Regional Airport Authority; and

WHEREAS, portions of the real property conveyed in the 1984 Deed, and subsequently the 2002 Deed, are contiguous to portions of the real property conveyed in this deed; and

WHEREAS, the intent of the parties was clear, fixed, and ascertainable prior to the execution of the 1984 Deed and the 2002 Deed; and

WHEREAS, the parties mutually desire that the record be clear, complete, and unambiguous,

NOW THEREFORE, in consideration of ONE DOLLAR ($1.00) to it paid by the Grantee, the receipt of which is hereby acknowledged, and in the mutual benefit accruing to the interests of the parties hereto, the Grantor and the Grantee agree that the real property described in the 2002 Deed fully and accurately describes the real property conveyed in the 1984 Deed, and that where necessary, the real property descriptions used in the 2002 Deed will be incorporated into this Deed.

2.               CONSIDERATION AND CONVEYANCE

KNOW ALL MEN BY THESE PRESENTS, that the Grantor, in consideration of the assumption by the Grantee of all the obligations and its agreement to abide by and take subject to certain reservations, covenants, restrictions and conditions, all as hereinafter set out in this Deed, does hereby remise, release, and forever quitclaim to the Grantee the following described premises consisting of approximately 310.273 acres of land, located partially in the County of Franklin and partially in the County of Pickaway, State of Ohio, and all the estate, title, and interest of the Grantor, either in law or In equity, of, in, and to the same premises described as Tract 11 (approximately 255.2891 acres), Tract 12 (approximately 9.642 acres), and Tract 13 (approximately 45.342 acres) as set forth in Exhibit A to this Deed.

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3.               APPURTENANCES AND HABENDUM

TOGETHER WITH all the privileges and appurtenances to the same belonging, and all the rents, issues, and profits thereof (which, together with the premises above described, is called the “Property” in this Deed).  To have and to hold the same to the only proper use of the Grantee forever.

4.               RESERVATIONS

4.1         The Grantor reserves a non-exclusive general easement in, under, and over the Property for the following purposes:

(a)          To conduct investigations and surveys, including, where necessary, drilling, soil and water sampling, testpitting, testing soil borings, and other activities related to the Installation Restoration Program (IRP), including the water monitoring well #12 located at the following approximate state plane coordinates: Northing 662394, Easting 1845120.

(b)         To inspect field activities of the Grantor and its contractors and subcontractors in implementing the IRP.

(c)          To conduct any test or survey required by the Environmental Protection Agency (EPA) or the Ohio Environmental Protection Agency (State) relating to the implementation of the IRP, or environmental conditions on the Property, or to verify any data submitted to the EPA or the State by the Grantor relating to such conditions.

(d)         To conduct, operate, maintain, or undertake any other response, corrective, or remedial action as required or necessary under the IRP, or the covenants of the Grantor in Section 6.4. and 6.5. of this Deed including, but not limited to, the installation of monitoring wells, pumping wells, and treatment facilities.

(e)          The Grantor shall promptly restore the response, corrective, remedial action, or IRP area as nearly as possible to the condition which existed immediately prior to such investigation.

5.               CONDITIONS

5.1         The Grantee agrees to accept conveyance of the Property subject to all covenants, conditions, restrictions, easements, rights-of-way, reservations, rights, agreements, and encumbrances, whether or not of record.

5.2         The Grantee acknowledges that it has inspected, is aware of, and accepts the condition and state of repair of the Property, and that the Property is conveyed, “as is,” “where

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is, “ without any representation, promise, agreement, or warranty on the part of the Grantor regarding such condition and state of repair, or regarding the making of any alterations, improvements, repairs, or additions, other than representation as to existing environmental contamination in need of restoration pursuant to Federal and State laws and regulations and/or the IRP.  The Grantee further acknowledges that the Grantor shall not be liable for any latent or patent defects in the Property, except to the extent stated above or required by applicable law.

6.               COVENANTS

6.1.      Notice Only to the Columbus Regional Airport Authority

(a)          Lead-Based Paint (“LBP”).  The Grantee understands that in its use and occupancy of the Property, it must comply with Title X (Residential Lead-Based Paint Hazard Reduction Act, 42 U.S.C. §4851-4852(d)) and all applicable Federal, State, and local laws relating to LBP.  The Grantee acknowledges that, except for persons that at any time have entered or will enter the Property on behalf of the Grantor, including but not limited to employees, agents, representatives, invitees, contractors and licensees of Grantor, the Grantor assumes no liability for damages for personal injury, illness, disability, or death to the Grantee, or to any other person, including members of the general public, arising from or incident to the purchase, transportation, removal, handling, use, disposition, or other activity causing or leading to contact of any kind whatsoever with LBP on the Property, whether the Grantee has properly warned, or failed to properly warn, the persons injured.

(b)         Asbestos-Containing Materials (“ACM”).  The Grantee is warned that the Property may be improved with buildings, facilities, and equipment, above or below grade, that may contain ACM.  The Grantee understands that in its use and occupancy of the Property, it must comply with all applicable Federal, State, and local laws relating to asbestos.  The Grantee acknowledges that, except for persons that at any time have entered or will enter the Property on behalf of the Grantor, including but not limited to employees, agents, representatives, invitees, contractors and licensees of Grantor, the Grantor assumes no liability for damages for personal injury, illness, disability, or death to the Grantee, or to any other person, including members of the general public, arising from or incident to the purchase, transportation, removal, handling, use, disposition, or other activity causing or leading to contact of any kind whatsoever with asbestos on the Property, whether the Grantee has properly warned, or failed to properly warn, the persons injured.

6.2         Notice Only to All Grantees.

Petroleum Fuel Lines and Storage Tanks.  The Property contains six (6) buried and abandoned petroleum fuel lines and 33 sites where underground storage tanks have been removed at the locations approximately depicted in the attached Exhibit C.2.  Except for Segments A-D of the 1942 fuel line, the Grantor certifies that the fuel lines and tanks comply with the environmental standards of the Bureau of Underground Storage Tank Regulations of Ohio.  The Grantee understands that in its use and occupancy of the Property, it must comply

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with all applicable Federal, State, and local laws relating to petroleum-contaminated soils.  The Grantee acknowledges that the Grantor assumes no liability for damages for personal injury, illness, disability, or death to the Grantee, or to any other person, including members of the general public, arising from or incident to the purchase, transportation, removal, handling use, disposition, or other activity causing or leading to contact of any kind whatsoever with petroleum contaminated soils on the Property, whether the Grantee has properly warned, or failed to properly warn, the persons injured.

6.3.      Grantor Commercial/Industrial Covenant.  In the areas described as Commercial Industrial, as depicted and described in the attached Exhibit C-1 (Building 439, IRP Site 20, and IRP Site 25) pursuant to Section 120(h)(3) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (42 U.S.C. § 9620(h)(3)), the following is notice of hazardous substances on the Property and the description of remedial section taken concerning the Property:

(a)          The Grantor has made a complete search of its files and records.  Exhibit B contains a table with the name of hazardous substances known to have been released or disposed of, on the Property, the quantity in kilograms and pounds of the hazardous substance stored for one year or more, or known to have been released, or disposed of on the Property; and the date(s) that such storage, release, or disposal took place.

(b)         The United States covenants and warrants that all remedial action necessary to protect human health and the environment with respect to hazardous substances remaining on the Property has been taken before the date of this Deed, and any additional remedial action found to be necessary after the date of this Deed for contamination on the Property existing prior to the date of this Deed shall be conducted by the United States.  The foregoing covenant shall not apply in any case in which the Grantee of the Property, or any part thereof, is a potentially responsible party with respect to contamination on a specific portion of the Property before the date on which any grantee acquired an interest in the Property, or is a potentially responsible party as a result of an act or omission affecting that specific portion of the Property.

6.4.      Grantor Unrestricted Covenant.  The United States covenants and warrants that any response action or corrective action necessary after the date of this deed for contamination existing on the Property described in Exhibit A and depicted in Exhibit C-1, excluding the following restricted areas: Building 439, IRP Site 20, and IRP Site 25; prior to the date of this deed shall be conducted by the Unites States.

6.5.      Environmental Restrictive Covenants.  The Grantee shall not place or construct, or permit to be placed or constructed, any residential structure, whether temporary or permanent, that disturbs the sediment located at the bottom of the airfield drainage ditch system, as and where it currently exists on the Property and as approximately depicted in the attached Exhibit C-2, without first obtaining EPA and State approval.

6.6.      Hazards to Air Navigation.  Prior to commencing any construction on, or alteration of, the Property, the Grantee covenants to comply with 14 C.F.R. Part 77 entitled “Objects

5

Affecting Navigable Air Space,” or under the authority of the Federal Aviation Act of 1958, as amended.

7.               The Grantee agrees to accept the Property subject to the following restrictive covenants set forth in subparagraphs 7.1., and 7.2. of this paragraph, which shall run with the land:

7.1.      That, except as provided in paragraph 7 and 8, the Property shall be used for public Airport purposes as defined by applicable FAA rule or regulation for the use and benefit of the public, on reasonable terms and without unjust discrimination and without grant or exercise of any exclusive right for use of the Airport within the meaning of the term “exclusive right” as used paragraph B.  As used in this instrument, the term “Airport” shall be deemed to include all land, buildings, structures, improvements, and equipment used for public Airport purposes

7.2.      That, except as provided in paragraph 8, the entire landing area, as defined at 49 U.S.C. § 40102, and Federal Aviation Regulations pertaining thereto, and all structures, improvements, facilities and equipment in which this Deed transfers any interest shall be maintained for the use and benefit of the public at all times in safe and serviceable condition, to assure its efficient operation and use, provided, however, that such maintenance shall be required to structures, improvements, and equipment only during the useful life thereof, as determined by the FAA.  In the event materials are required to rehabilitate or repair certain of the aforementioned structures, improvements, facilities or equipment, they may be procured by demolition of other structures, improvements, facilities or equipment transferred hereby and located on the above land which have outlived their use as Airport Property in the opinion of the Administrator.  Notwithstanding any other provision of the instrument: (i) with the prior written approval of the FAA, the Grantee may close or otherwise limit use or access to any portion of the Airport that it deems appropriate if such closure or use limitation is related to Airport operating considerations or is based upon insufficient demand for such portion of the Airport; and (ii) with respect to any such portion of the Airport, the Grantee shall be under no obligation to maintain the same other than as may be required to maintain adequate public safety conditions.  The term “Airport purposes” as used in this Deed shall have the same meaning as that ascribed to the term under 14 C.F.R. §154.1(d) and shall include the use of portions of the Property to produce sources of revenue from non-aviation business of the Airport.

8.               The Grantee also assumes the obligation of, covenants to abide by and agree to, and this conveyance is made subject to, the following reservations and restrictions set forth in subparagraphs 8.1., to 8.15., inclusive, of this paragraph, which shall run with the land, provided, that the Property may be successively transferred only with the proviso that any such subsequent transferee assumes all the obligations imposed upon the Grantee by the provisions of this instrument.

8.1         The Property shall be not be used, leased, sold, salvaged, or disposed of by the Grantee for other than the Airport purposes without the written consent of the Administrator, provided that with regard only to parcels described in Exhibit C that require restricted use for

6

environmental protection purposes, the Grantee covenants not to apply for the written consent of the Administrator for uses other than commercial and industrial purposes.  The “Property” as used in this Deed includes revenues or proceeds derived therefrom.

8.2.      Property transferred for the development, improvement, operation or maintenance of the Airport shall be used and maintained for the use and benefit of the public on fair and reasonable terms, without unjust discrimination.  In furtherance of this covenant (but without limiting its general applicability and effect) the Grantee specifically agrees:

(a)          That it will keep the Airport open to all types, kinds, and classes of aeronautical use on reasonable terms without unjust discrimination to any person, firm, or corporation to conduct or engage in any aeronautical activity or furnish services to the public, provided, that the Grantee may establish such fair, equal, and not unjustly discriminatory conditions to be met by all users of the Airport as may be necessary for the safe and efficient operation of the Airport; and provided further, that the Grantee may prohibit or limit any given type, kind, or class of aeronautical use of the Airport if such action is necessary for the safe operation of the Airport or necessary to serve the civil aviation needs of the public.

(b)         That in its operation of facilities on the Airport, neither it nor any person or organization occupying space or facilities thereupon will discriminate against any person or class of persons by reason of race, color, creed, sex, age or national origin in the use of any of the facilities provided for the public on the Airport.

(c)          That in any agreement, contract, lease, or other arrangement under which a right or privilege at the Airport is granted to any person, firm or corporation to conduct or engage in any aeronautical activity for furnishing services to the public at the Airport, the Grantee will insert and enforce provisions requiring:

(i)             the furnishing of said service on a fair, equal and not unjustly discriminatory basis to all users thereof, and

(ii)          the charging of fair, reasonable, and not unjustly discriminatory prices for each unit for service, provided, that the contractor may be allowed to make reasonable and nondiscriminatory discounts, rebates, or other similar types of price reductions to volume purchasers.

(d)         That the Grantee will not exercise or grant any right or privilege which would operate to prevent any person, firm, or corporation operating aircraft on the Airport from performing any services, on its own aircraft with its own employees (including, but not limited to maintenance and repair) that it may choose to perform.

(e)          That in the event the Grantee itself exercises any of the rights and privileges referred to in subsection 8.2(b) services involved will be provided on the same conditions as would apply to the furnishing of such services by contractors or concessionaires of the Grantee under the provisions of subsection 8.2(c).

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8.3.      The Grantee will not grant or permit any exclusive right for the use of the Airport at which the Property described herein is located which is forbidden by 49 U.S.C. § 40103, as amended, by any person or persons to the exclusion of others in the same class and will otherwise comply with all applicable laws.  In furtherance of this covenant (but without limiting its general applicability and effect), the Grantee specifically agrees that, unless authorized by the Administrator, it will not, either directly or indirectly, grant or permit any person, firm or corporation the exclusive right to conduct any aeronautical activity on the Airport including but not limited to, charter flights, pilot training, aircraft rental and sightseeing, serial photography, crop dusting, aerial advertising and surveying, air carrier operations, aircraft sales and services, sale of aviation petroleum products whether or not conducted in conjunction with other aeronautical activity, repair and maintenance of aircraft, sale of aircraft parts, and any other activities which, because of their direct relationship to the operation of aircraft, can be regarded as an aeronautical activity.  The Grantee further agrees that it will terminate as soon as possible and no later than the earliest renewal, cancellation, or expiration date applicable thereto, any exclusive right existing at any Airport owned or controlled by the Grantee or hereafter acquired and that, thereafter, no such right shall be granted.  However, nothing contained herein shall be construed to prohibit the granting or exercise of an exclusive right for the furnishing of non-aviation products and supplies of any services of a non-aeronautical nature or to obligate the Grantee to furnish any particular non-aeronautical service at the Airport.

8.4.      The Grantee shall insofar as it is within its powers and to the extent reasonable, adequately clear and protect the aerial approach to the Airport.  The Grantee will, either by the acquisition and retention of easements or other interests in or rights for the use of land airspace or by the adoption and enforcement of zoning regulations, prevent the construction, erection, alteration, or growth of any structure, tree, or other object in the approach areas of the runways of the Airport that would constitute an obstruction to air navigation according to the criteria or standards prescribed in 14 C.F.R. p. 77 as applicable, according to the currently approved Airport layout plan.  In addition, the Grantee will not erect or permit the erection of any permanent structure of facility which would interfere materially with the use, operation, or future development of the Airport, in any portion of a runway approach area in which the Grantee has acquired, or may hereafter acquire, Property interest permitting it to so control the use made of the surface of the land.  Insofar as is within its power and to the extent reasonable, the Grantee will take action to restrict the use of the land adjacent to or in the immediate vicinity of the Airport to activities and purposes compatible with normal Airport operations including landing and takeoff at the Airport.

8.5.      The Grantee will operate and maintain in a safe and serviceable condition, as deemed reasonably necessary by the Administrator of the FAA, the Airport and all facilities thereon and connected therewith which are necessary to service the aeronautical users of the Airport other than facilities owned or controlled by the United States and will not permit any activity thereon which would interfere with its use for Airport purposes; provided that nothing contained herein shall be construed to require:

8

(a)          that the Airport be operated for aeronautical uses during temporary periods when snow, flood, or other climatic conditions interfere with such operation.

(b)         periods of maintenance; or

(c)          the repair, restoration or replacement of any structure or facility which is substantially damaged or destroyed due to an act of God or other condition or circumstance beyond the control of the Grantee.

8.6.      The Grantee will make available all facilities of the Airport at which the Property described herein is located or developed with Federal aid and all those unable for the landing and taking off of aircraft to the United States at all times, without charge, for use by aircraft of any agency of the United States in common with other aircraft, except that if the use by aircraft of any agency of the United States in common with other aircraft is substantial, a reasonable share, proportional to such use, of the cost of operating and maintaining facilities so used, may be charged; and, unless otherwise determined by the FAA, or otherwise agreed to by the Grantee and the using Federal agency, substantial use of an Airport by United States aircraft will be considered to exist when the operations of such aircraft are in excess of those which, in the opinion of the FAA, would unduly interfere with use of the landing area by other authorized aircraft or during any calendar month that:

(a)          either five (5) or more aircraft of any agency of the United States are regularly based at the Airport or on land adjacent thereto, or

(b)         the total number of movements (counting each landing as a movement and each take-off as a movement) of aircraft of any agency of the United States is 300 or more per calendar year, or

(c)          the gross accumulative weight of aircraft of any agency of the United States using the Airport (the total improvements of such Federal aircraft multiplied by the gross certified weights thereof) is in excess of five million pounds.

8.7.      During any national emergency declared by the President of the United States of America or the Congress thereof, including any existing national emergency, the Government shall have the right to make exclusive or nonexclusive use and have exclusive or nonexclusive control and possession without charge, of the Airport, or of such portion thereof as it may desire; provided, however, that the Government shall be responsible for the entire cost of maintaining such part of the Airport as it may use exclusively, or over which it may have exclusive possession or control, during the period of such use, possession, or control, and shall be obligated to contribute a reasonable share, commensurate with the use made by it, of the cost of maintenance of such Property as it may use nonexclusively or over which it may have nonexclusive control and possession; provided further, that the Government shall pay a fair rental for its use, control, or possession, exclusively or nonexclusively, of any improvement to the Airport made without United States aid and never owned by the United States.

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8.8.      The Grantee releases the Grantor, and will take whatever action may be required by the Administrator of the FAA to assure the complete release of the Grantor, from liability the Grantor may be under for restoration or other damage under any lease or other agreement covering the use by the Grantor of the Premises, or part thereof, owned, controlled or operated by the Grantee prior to the date of this Deed, upon which, adjacent to which, or in connection with which the Property transferred by this Deed was located or used.  “Restoration” or other damage” does not include environmental obligations required to be performed by the Grantor, or obligations that the Grantor retains pursuant to existing agreements that survive the conveyance of the Property by the Grantor to the Grantee.

8.9.      Whenever to requested by the FAA, the Grantee will furnish without cost to the Federal Government, for construction, operation and maintenance of facilities for air traffic control activities, or weather reporting activities, or communication activities related to air traffic control, such areas of the Property described herein or rights in buildings on the Airport at which the Property described herein is located, as the FAA may consider necessary or desirable for construction at Federal expense of space or facilities for such purposes, and the Grantee will make available such areas or any portion thereof for the purposes provided herein within four months after receipt of written request from the FAA, if such are or will be available.

8.10   The Grantee will:

(a)          furnish the FAA with annual or special Airport financial and operational reports as may be reasonably requested using either forms furnished by the FAA or in such manner as it elects so long as the essential data are furnished; and

(b)         upon reasonable request of the FAA, make available for inspection by any duly authorized representative of the FAA the Airport at which the Property described herein is located, and all Airport records and documents affecting the Airport, including deeds, leases, operation and use agreements, regulations, and other instruments and will furnish to the FAA a true copy of any such document which may be reasonably requested.

8.11.                        The Grantee will not enter into any transaction which would operate to deprive it of any of the rights and powers necessary to perform or comply with any or all of the covenants and conditions set forth herein unless, by such transaction, the obligation to perform or comply with all such covenants and conditions is assumed by another public agency found by the FAA to be eligible as a public agency as defined in the Airport and Airway Development Act of 1970, as amended, to assume such obligation and have the power, authority, and financial resources to carry out all such obligations and, if an arrangement is made for management or operation of the Airport by any agency or person other than the party of the second part, it will reserve sufficient rights and authority to ensure that such Airport will be operated and maintained in accordance with these covenants and conditions, any applicable Federal statute, and the Federal Aviation Regulations.

8.12.                        The Grantee will keep up to date at all times an Airport layout map of the Airport at which the Property described herein is located showing:

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(a)          the boundaries of the Airport and all proposed additions thereto, together with the boundaries of all off-site areas owned or controlled by the Grantee for Airport purposes and proposed additions thereto;

(b)         the location and nature of all existing and proposed Airport facilities and structures (such as runways, taxiways, aprons, terminal buildings, hangars and roads), including all proposed extensions and reductions of existing Airport facilities; and

(c)          the location of all existing and proposed non-aviation areas and of all existing improvements thereon and uses made thereof. Such Airport layout map and each amendment, revision, or modification thereof, shall be subject to the approval of the FAA, which approval shall be evidenced by the signature of a duly authorized representative of the FAA on the face of the Airport layout map, and the Grantee will not make or permit the making of any changes or alterations in the Airport or any of its facilities other than in conformity with the Airport layout map as so approved by the FAA, if such changes or alterations might adversely affect the safety, utility, or efficiency of the Airport.

8.13.                        If at any time it is determined by the FAA that there is any outstanding right or claim of right in or to the Airport Property, described herein, the existence of which creates an undue risk of interference with the operation of the Airport or the performance of compliance with covenants and conditions set forth herein, the Grantee will acquire, extinguish, or modify such right or claim of right in a manner acceptable to the FAA.

8.14                           Unless released in writing by the FAA, in the event that any of the aforesaid terms, conditions, reservations, or restrictions are not met, observed, or complied with by the Grantee or any subsequent transferee, whether caused by the legal inability of said Grantee or subsequent transferee to perform any of the obligations herein set out, or otherwise, all title, right of possession and all other rights transferred by this instrument to the Grantee, of the Property, or any portion thereof, shall, at the option of the Grantor, revert to the Grantor in its then existing condition sixty (60) days following the date upon which demand to this effect is made in writing by the Administrator unless within such sixty (60) days such default or violation shall have been cured and all such terms, conditions, reservations and restrictions shall have been met, observed, or compiled with, in which event said reversion shall not occur and title, right of possession, and all other rights transferred hereby, except such, if any, as shall have previously reverted, shall remain vested in the Grantee.

8.15                           If the construction as covenants of any of the foregoing reservations and restrictions recited herein as covenants or the application of the same as covenants in any particular instance is held invalid, the particular reservations or restrictions in question shall be construed instead as merely conditions upon the breach of which the Grantor may exercise its option to cause the title, interest, right of possession, and all other rights transferred to the Grantee, or any portion thereof, to revert to it, and the application of such reservations or restrictions as covenants in any other instance and the construction of the remainder of such reservations and restrictions as covenants shall not be affected thereby.

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9. By acceptance of this Deed, the Grantee warrants that no person or agency has been employed or retained to solicit or secure the Grantor’s execution of this Deed upon an agreement or understanding for a commission, percentage, brokerage, or other contingent fee, except bona fide employees or bona fide commercial agencies maintained by the Grantee for the purpose of doing business. For breach or violation of this warranty, the Grantor shall have the right to annual this Deed without liability, or in its discretion to require the Grantee to pay to it the full amount of such commission, percentage, brokerage, or contingent fee.

10. No member of, or delegate to, Congress or Resident Commissioner shall be admitted to any share or part of this agreement or benefits formed by the Grantor’s execution of this Deed or any benefit that may arise therefrom, but this provision shall not be construed to extend to such agreement if made with a corporation for its general benefit.

11. The Grantee covenants and agrees, that:

11.1. the program for or in connection with which this Deed is made will be conducted in compliance with, and the Grantee will comply with, all requirements imposed by or pursuant to the regulations of the Department of Transportation as in effect on the date of this Deed (49 C.F.R. Part 21) issued under the provisions of Title VI of the Civil Rights Act of 1964, as amended;

11.2. this covenant shall be subject in all respects to the provisions of said regulations;

11.3. the Grantee will promptly take and continue to take such action as may be necessary to effectuate this covenant;

11.4. the Grantor have the right to seek judicial enforcement of this covenant; and

11.5. the Grantee, its successors and assigns, will:

(a)     obtain from any person (any legal entity) who, through contractual or other arrangements with the Grantee is authorized to provide services or benefits under said program, a written agreement pursuant to which such other person shall, with respect to the services or benefits which he is authorized to provide, undertake for himself the same obligations as those imposed upon the Grantee by this covenant; and

(b)    furnish the original of such agreement to the Administrator of the FAA upon his request; and that this covenant shall run with the land hereby conveyed, and shall in any event, without regard to technical classification or designation, legal or otherwise, be binding to the fullest extent permitted by law and equity for the benefit of, and in favor of the Grantor and enforceable by the Grantor against the Grantee.

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12.                                 MISCELLANEOUS. Each covenant of this Deed shall be deemed to “touch and concern the land” and shall “run with the land.”

13.                                 LIST OF EXHIBITS.  The following Exhibits are attached to and made a part of this Deed:

Exhibit A – Property Description

Exhibit B – Notice of Hazardous Substances

Exhibit C – Description and Survey of Unrestricted and Commercial Industrial Areas.

(Balance of Page Intentionally Left Blank)

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IN WITNESS WHEREOF, the party of the first part has caused this Deed to be executed in its name and on its behalf the day and year first above written.

THE UNITED STATES OF AMERICA
Acting by and through the Secretary of the Air Force

	By:	/s/ ALBERT F. LOWAS, JR.
ALBERT F. LOWAS, JR.
Director
Air Force Real Property Agency

Signed in the Presence of:

/s/ Paul C. Macpherson
Witness Paul C. Macpherson

/s/ John Fringer
Witness John Fringer

COMMONWEALTH OF VIRGINIA	)
)ss
COUNTY OF ARLINGTON	)

On the 22 day of September, 2003, before me, the undersigned Notary Public, personally appeared Albert F. Lowas, Jr., personally known to me to be the person whose name is subscribed to the foregoing Deed, and personally known to me to be the Director, Air Force Real Property Agency, and acknowledged that the same was the act and deed of the Secretary of the Air Force and that he executed the same as the act of the Secretary of the Air Force.

Helen Jeanette Woodland
Notary Public
Commonwealth of Virginia
My Commission Expires Jul 31, 2005

/s/ Helen J. Woodland
Notary Public, Commonwealth of Virginia

My commission expires:	July 31, 2005

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ACCEPTANCE

The Grantee hereby accepts this Deed and agrees to be bound by all the agreements, covenants, conditions, restrictions and reservations contained in it.

This deed is accepted this         day of                                 , 2003.

COLUMBUS REGIONAL AIRPORT AUTHORITY

By:		[SEAL]
ELAINE ROBERTS
President and Chief Executive Officer

Signed in the Presence of:

Witness

Witness

STATE OF OHIO	)
) ss:
COUNTY OF FRANKLIN	)

The forgoing instrument was acknowledged before me this           day of                      , 2003, by Elaine Roberts, President and Chief Executive Officer of the Columbus Regional Airport Authority, a port authority under the laws of Ohio, on behalf of that Authority.

Notary Public
My commission expires:

THIS INSTRUMENT PREPARED BY:

Paul C. Macpherson

AFRPA/DB

1700 N. Moore St, Suite 2300

Arlington, VA 22209-2802

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EXHIBIT A

PROPERTY DESCRIPTION

[Description of Property Subject to Deed]

16

EXHIBIT B

NOTICE OF HAZARDOUS

SUBSTANCES AND PETROLEUM PRODUCTS RELEASED

[Summary of hazardous substances and petroleum products released on property subject to Deed]

17

EXHIBIT C

Description and Survey

of

Unrestricted and

Commercial/Industrial Areas.

20

EXHIBIT C-1

Description and Survey

of

Commercial/Industrial Areas.

21

[DESCRIPTION OF

COMMERCIAL/INDUSTRIAL AREAS]

22

EXHIBIT C-2

Description and Survey

of

Ditch System, Petroleum Lines

&

Underground Storage Tanks

23

Exhibit G – Rickenbacker Airport

[GRAPHIC]

Exhibit H – Rickenbacker Airport Rules and Regulations

Airport Rules and Regulations

June 7, 2000

TABLE OF CONTENTS

1.01	Port Authority

1.02	Board of Directors / Executive Director

1.03	Airport Director

1.04	Establishment of Rules and Regulations:

2.01	Purpose

2.02	Scope

2.03	Conflicts

2.04	Effective Date

2.05	Amendments

2.06	Notice to Public

2.07	Special Notices

2.08	Enforcement

2.09	Distribution

3.01	Aeronautical Activity

3.02	Air Operations Areas (AOA)

3.03	Aircraft

3.04	Aircraft Movement Area

3.05	Airport or Rickenbacker International Airport

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3.06	Airport Operations

3.07	Approval or Authorization

3.08	ATCT

3.09	Authority

3.10	Commercial Activities

3.11	Commercial Operator / Concessionaire

3.12	FAA

3.13	FAB

3.14	FCC

3.15	FOD

3.16	Fuel Handling

3.17	General Aviation

3.18	Ground Vehicles

3.19	Liability Insurance

3.20	Minimum Standards

3.21	NTSB

3.22	Parking

3.23	ODOT, Division of Aviation

3.24	Person

3.25	Private Operator

3.26	Public

3.27	Ramp / Apron Areas

3.28	Restricted Areas

3.29	Runway

3.30	Services

3.31	Stopping

3.32	Taxiway

3.33	Vehicle

3.34	Ultra-light Aircraft

4.01	Closed or Restricted Areas

4.02	Solicitation of Funds

4.03	Signs, Advertisements, Circulation of Printed Matter

4.04	Travel Areas/ Routes

4.05	Animals

4.06	Personal Property

4.07	Labor Disputes

4.08	Disorderly or Indecent Conduct

4.09	Prohibition Against Gambling

4.10	Disposal of Trash, F.O.D.

4.11	Destruction of Property

4.12	Accidents

4.13	Transportation of Firearms Ammunition of Explosive Materials

4.14	Hunting/ Trapping/ Discharge of Firearms

4.15	Model Aircraft; Balloons; Blimps; Ultra-light Aircraft; Parachute Jumping

4.16	Damage to Persons or Property

4.17	General Insurance Requirements

4.18	Fire and Extended Coverage Insurance

4.19	Environmental Protection

4.20	Prohibitions on Smoking

4.21	Storage

4.22	Lease or Permit Required

4.23	Right to Inspect

4.24	Severability

5.01	State and Local Law, Federal Regulations

5.02	Vehicle / Equipment Parking

5.03	Requirements for Driver’s License

5.04	Driving under the Influence (FAR Part 91.17)

5.05	Loading and Unloading Zones

5.06	Speed Limits

5.07	Accident Reports

5.08	Abandoned Vehicles

5.09	Access Authorization for Individuals

5.10	Vehicle Access Authorization

5.11	Personal Vehicles

5.12	Access to Air Operations Area from Lease Sites

5.13	Authorized Areas

5.14	Right-of-Way

5.15	Passing Aircraft

5.16	Visibility from Vehicles

5.17	Obstruction to Equipment

5.18	Obstruction to Aircraft

5.19	Vehicle Parking

5.20	Two-Way Radio Requirements

5.21	Vehicle Requirements for Beacon

5.22	Vehicle Flag Use

5.23	Vehicle and Aircraft Control by Control Tower

5.24	Vehicle Speed

5.25	Liability for Damage, Destruction, Injury and Death

6.01	General Conduct

6.02	Suspension or Restriction of Aircraft Operations

v

6.03	Unlicensed Aircraft-Parking, Tie-down or Storage

6.04	Registration of Aircraft

6.05	Permits for Air Shows

6.06	Aircraft Taxi Control

6.07	Aircraft Taxi Speeds

6.08	Aircraft Taxi Procedure

6.09	Takeoff and Landing

6.10	Runway Use Procedures

6.11	Restrictions on Aircraft Start-up

6.12	Restriction on Engine Run-up

6.13	Disposition of Aircraft Parts

6.14	Unattended Aircraft

6.15	General

6.16	De-Icing/Anti-Icing

7.01	Refueling, Defueling, and Fuel Storage

8.01	Tie-Down Responsibility

8.02	Supplying of Ropes

8.03	Defects

9.01	General Conduct

9.02	Fire Apparatus

9.03	Compliance with Fire Prevention Signs

9.04	Storage of Waste or Debris

9.05	Storage of Flammable Liquids

9.06	Removal of Flammable Containers

9.07	Care of Hangar Floors

9.08	Use and Disposal of Hazardous Materials

9.09	Aircraft Fueling / Starting Engines

9.10	Aircraft Maintenance Activities

10.01	Enforcement Responsibility

10.02	Enforcement Process

10.03	Liability for Fines

10.04	Progressive Penalty Process

RICKENBACKER INTERNATIONAL AIRPORT

Rules and Regulations

SECTION 1 – PORT AUTHORITY

1.01  Port Authority

The Rickenbacker Port Authority, established in accordance with Chapter 4582 of the Ohio Revised Code, is the owner and operator of the Rickenbacker International Airport, located in Franklin and Pickaway Counties, State of Ohio.  The Rickenbacker Port Authority has the responsibility, under the purview of the Federal Aviation Administration, to operate and develop the Airport as a public facility to accommodate air commerce.

1.02  Board of Directors / Executive Director

The Authority is governed by a Board of Directors (Authority Board) consisting of eleven (11) members appointed by the Franklin County Commissioners.  The Executive Director of the Port Authority, who is appointed by the Board, is responsible for the administration of all Authority functions, including the Airport, the federal grant of Foreign Trade Zone # 138 and related services.  The Authority’s office is located at 7400 Alum Creek Drive, Columbus, Ohio, 43217-1246.

1.03  Airport Director

The daily operations of the Rickenbacker International Airport are under the management, direction and control of the Authority’s Airport Director, who is appointed by the Executive Director.  The Airport Director has, at all times, the authority to take such actions as are necessary to protect and safeguard all persons and property, and to control operations or any other activity, at the Airport as may be necessary to provide for the safe and efficient operation of the Airport in accordance with state and federal guidelines.  Whenever these Rules and Regulations require, permit or allow for action to be taken by the Authority, it is intended that such action shall be taken by and through the Airport Director or his designated representative.

1.04  Establishment of Rules and Regulations:

These Rules and Regulations are adopted and established in accordance with Ohio Revised Code Section 4582.31 (N), which authorizes the Rickenbacker Port Authority to adopt rules, not in conflict with general law, as it finds necessary or Incidental to the performance of its duties and the execution of its powers under Chapter 4582 of the Code.

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SECTION 2 - PURPOSE AND SCOPE OF RULES AND REGULATIONS

2.01  Purpose

To fulfill the obligations imposed by Federal, state, and local governments on owners and operators of public airports, the Authority has adopted these Rules and Regulations to promote the safe use and operation of the Rickenbacker International Airport (“the Airport”) and the development of the Airport facilities and services to meet the needs of the community.

2.02  Scope

These Rules and Regulations shall govern the use, operations and maintenance of the Airport and the operation of Aircraft flying within the vicinity of the Airport, other than such conduct or activity specifically regulated or controlled by Federal or State statutes or regulations.  These Rules and Regulations are believed to be in conformity with all applicable Federal, State and local statutes, regulations and directives; however, in the event of any conflict federal and state statutes, regulations and directives shall control and supersede.

2.03  Conflicts

In the event of any conflict between these Rules and Regulations and the provisions of a written lease or other written agreement between the Authority and other parties, the provisions of the written lease or the written agreement shall control.

2.04  Effective Date

These Rules and Regulations, as amended from time to time, shall be effective as of the first day of the month following adoption by the Authority Board unless otherwise specified in the Authority Board’s adopting resolution, and at that time shall supersede all Rules and Regulations, If any, previously in effect.

2.05  Amendments

The Authority may add to, repeal or amend any of these Rules and Regulations by resolution to the Board of Directors.

2.06  Notice to Public

Pursuant to Ohio Revised Code Section 4582.31 (N) the RPA may adopt rules it finds necessary or incidental to the performance of its duties and the execution of its powers under Sections 4582.21 to 4582.99 of the Revised Code.  In accordance with that Section these rules shall be posted at no less than five public places within the Port Authority’s

2

jurisdiction, as determined by the Authority, for a period of not fewer than fifteen days, including the principal office of the Port Authority.

2.07  Special Notices

Special notices, memoranda, or directives of an operational nature may be issued by the Executive Director, or his appointed representative, under the authority of these regulations.

2.08  Enforcement

These rules and regulations shall be binding on all persons whether they have knowledge of the contents of the rules or not.  No person shall violate any lawful rule adopted and posted as provided in this division.  Law enforcement officers, airport management and other representatives as designated by the Airport Director are empowered to require compliance with these rules and regulations.  The Airport Director, or his appointed representative, is authorized to interpret and construe these regulations wherever necessary, either by directives of general or specific application, and his interpretations and construction shall be binding upon all Persons.

2.09  Distribution

Copies of these Rules and Regulations may, from time to time, be provided to those persons using the facilities of the Airport on a daily or frequent basis such as an air carrier, fixed base operator, lessee, franchisee or common surface carrier, or other commercial operator authorized to conduct business on the Airport.  The complete text of all Rules and Regulations adopted by the Authority shall be maintained at the principal offices of the Authority, and shall be available during business hours for inspection and a reasonable number of copies shall be made available to members of the public at no cost to the public.  Copies for business Users or Tenants of the Airport beyond the number distributed pursuant to Sec. 2.09 shall be made available to them at cost.

SECTION 3 – DEFINITIONS

3.01  Aeronautical Activity

Any activity conducted on Airport premises which involves, makes possible or is required for the operation of aircraft or which contributes to, or is required for the safety of such operations.

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3.02  Air Operations Areas (AOA)

All areas of the Airport within the airfield perimeter fencing that are exclusively reserved for the operation, placement, movement and storage of aircraft and all areas adjacent thereto as defined by FAA regulations and/or the Airport Director.

3.03  Aircraft

A device that is used or intended to be used for flight in the air.  For the purpose of this document, whenever a Vehicle is attached to an Aircraft for the purpose of moving the Aircraft, the two shall be considered as one Aircraft.

3.04  Aircraft Movement Area

All Runways and Taxiways and other areas located on the Airport, which are under the direction of air traffic control.

3.05  Airport or Rickenbacker International Airport

The entire real property owned, leased or under the control of the Rickenbacker Port Authority, whether or not such property is contiguous to the principal portion of the Airport, together with the Airport Traffic Area lying over such real property, situated in the Counties of Franklin and Pickaway, Ohio.

3.06  Airport Operations

The division within the Airport organizational structure responsible for monitoring and controlling daily airport activities and functions.

3.07  Approval or Authorization

Prior written or verbal consent of the Airport Director or other specifically designated official to conduct a specific activity on the Airport property.

3.08  ATCT

The Air Traffic Control Tower operation at Rickenbacker International Airport.

3.09  Authority

The Rickenbacker Port Authority as described in Section 1.

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3.10  Commercial Activities

Any activity conducted at or from the Airport for the purpose of securing earnings, income, compensation, or profit, whether or not such objective is actually accomplished.

3.11  Commercial Operator / Concessionaire

A person engaged in commercial activities from or in facilities on the Rickenbacker International Airport premises when the purpose of said business is to secure earnings, income, compensation or profit.

3.12  FAA

The Federal Aviation Administration.

3.13  FAB

Federal Aviation Regulations.

3.14  FCC

Federal Communications Commission.

3.15  FOD

Foreign Objects or Debris.

3.16  Fuel Handling

The transporting, delivering, storing, fueling, or defueling of fuel or fuel waste, and other petroleum products.

3.17  General Aviation

General Aviation shall mean all business, private, recreational, educational, and agricultural aeronautical activities but shall specifically exclude commercial cargo and passenger air carrier services performed pursuant to Federal Aviation Regulations.

3.18  Ground Vehicles

All automobiles, trucks, busses, tugs, transporters, loaders, and any other device in or upon the AOA, by which any person or property is or may be transported, carried, or drawn upon land, except properly certified aircraft.

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3.19  Liability Insurance

Any policy of insurance covering liability, issued by a Person licensed to issue such insurance in the State of Ohio.

3.20  Minimum Standards

The Minimum Standards for conducting Commercial Activities on the airport as established by the Authority under separate document.

3.21  NTSB

The National Transportation Safety Board.

3.22  Parking

The stopping of a Vehicle or Aircraft, whether accompanied or unaccompanied by the operator thereof, and whether engine is on or off, or transmission is in “neutral” or “park”.

3.23  ODOT, Division of Aviation

The Ohio Department of Transportation, Division of Aviation.

3.24  Person

Any individual, partnership, corporation, association, entity, limited liability company, governmental entity or other organization, including an assignee, receiver, trustee, or other representative thereof.

3.25  Private Operator

A person engaged in Aeronautical Activities on the Rickenbacker International Airport premises when the purpose of said Aeronautical Activity is not to secure earnings, income, compensation or profit.

3.26  Public

The community at large, all persons of the general populace.

3.27  Ramp / Apron Areas

Portions of the Air Operations Area designated and made available, temporarily or permanently, by the Authority for the loading and unloading of cargo or passengers on and off Aircraft, and the storage of Aircraft.

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3.28  Restricted Areas

Areas which are closed to the public, pursuant to Federal Aviation Regulations, Rickenbacker Port Authority regulations, or military regulations including, but not limited to, Airport Landing Surfaces, aprons, taxiways, taxi-lanes, Airport access roads and any other areas which are so posted.

3.29  Runway

A defined rectangular area on the Airport designated for landing and takeoff of Aircraft.

3.30  Services

Services performed by an approved Commercial Operator of the Authority to provide for the sale of goods, wares, merchandise or labor by such Operator or anyone acting on such Operator’s behalf, with Authority approval.

3.31  Stopping

Any halting, even momentarily, of a Vehicle, whether occupied or not, except when necessary to avoid conflict with other traffic or in compliance with the direction of a police officer or traffic control sign or signal.

3.32  Taxiway

A surface designed to provide Aircraft access between the Runways and other areas of the Airport.

3.33  Vehicle

Every device in, upon, or by which any Person or property is or may be transported or drawn upon land, excepting devices used exclusively upon stationary rails or tracks, or wheel chairs.

3.34  Ultra-light Aircraft

An aircraft that is used only for recreational or sport purposes, and satisfies all criteria and requirements of the Federal Aviation Regulations, Part 103, including subsequent amendments.

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SECTION 4 - GENERAL RULES AND REGULATIONS

4.01  Closed or Restricted Areas

No Person shall enter any area of the Airport posted as “closed” or “restricted” or “no trespassing” nor shall any person pass beyond the perimeter fence protecting the Air Operations area, except;

a.                                       Authority employees or agents assigned to duty therein.

b.                                      Persons so authorized by the Authority.

c.                                       Passengers under appropriate supervision entering the Apron Areas only for the purpose of entry to or exit from parked Aircraft.

d.                                      Police or fire personnel in case of emergency, fire, or safety requirement.

e.                                       Persons escorted by a property badged and authorized employee of the airport.

4.02  Solicitation of Funds

No Person shall solicit funds for any purpose, or offer any merchandise or services for sale, on the Airport without the prior written permission of the Authority or, with respect to leasehold Interests, the leaseholder of exclusively leased area.  Any such offer or sale of merchandise or services shall be in compliance with the Authority’s Minimum Standards.

4.03  Signs, Advertisements, Circulation of Printed Matter

No Person shall post, distribute or display signs, advertisements, circulars, printed or written material at the Airport except with the prior written approval of the Authority and in such manner as may be prescribed.

4.04  Travel Areas / Routes

Other than emergency or Authority service vehicles, no Person shall:

a.                                       Traverse on Airport property other than on roads, walks or places provided for the particular class of traffic.

b.                                      Use the roads or walks in such manner as to hinder or obstruct their proper use.

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4.05  Animals

a.                                       No person shall enter the AOA with any dog, cat, other animal unless such animal is at least restrained by a leash, harness or other means of actual physical control.

b.                                      The foregoing restrictions do not apply to search dogs used by and under the control of law enforcement personnel in the performance of their duties.

4.06  Personal Property

a.                                       No Person shall abandon any personal property on the Airport.  Property so abandoned shall be disposed of in the manner prescribed by applicable state statutes and the owner shall be billed for disposal costs.  Any person found dumping may be prosecuted in accordance with these rules and state and local codes.

b.                                      Any Person finding any lost article found outside of an exclusively leased area may refer the article to the Airport Operations Center.  Lost articles found in exclusively leased areas of the Airport are to be turned in to the leaseholder.

c.                                       Persons using the Airport do so at their own risk.  The Authority shall not be responsible for any loss, damage, theft or destruction of personal property.

4.07  Labor Disputes

In the event of a labor dispute between any Commercial Operator, tenant, or occupant of any part of the Airport, and any of its employees who are organized in a collective bargaining unit, picketing by or on behalf of such employees shall not be conducted on any part of the Airport, except pursuant to the written permission of the Authority.  Such permission, which may be revoked at any time, will be granted upon such conditions prescribed by the Authority concerning the number and conduct of the pickets, and the places where picketing may be conducted.  In all cases, any authorized picketing will be conducted so as not to interfere with the operations of the Airport, its tenants or other customers.

4.08  Disorderly or Indecent Conduct

No Person shall commit any loud, disorderly, obscene, indecent or unlawful act or commit any public nuisance upon the Airport.

4.09  Prohibition Against Gambling

No gambling shall be conducted and no gambling device shall be operated at the Airport.  Violations will be prosecuted in accordance with these rules and local and state codes, including ORC 2917.11.

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4.10  Disposal of Trash, F.O.D.

No Person shall dispose of trash, garbage, paper, junk, debris or other refuse or materials except in containers and at locations designated for that purpose.  All tenants and businesses conducting operations on airport property shall make a reasonable effort to contain F.O.D. around their buildings, hangars and areas of operation.  If after warning by the Authority, an area is not cleaned, the Authority at the expense of the tenant or business may perform cleaning.

4.11  Destruction of Property

No Person shall destroy, vandalize, injure, or disturb in any way any room, building, sign, equipment, pavement, marker or other structure, tree, flower, lawn or other public property on the Airport.  Any and all Airport property destroyed or damaged, by accident or otherwise, shall be paid for by the party or parties responsible.  Persons violating this section will be subject to criminal prosecution for violations of ORC 2909.05, 2909.06, 2909.07, 2909.08 or 2917.41.

4.12  Accidents

Persons involved in, or a witness to, an accident of any nature whatsoever including vehicle and ground support equipment collisions, environmental incidents, and injuries to persons on the Airport shall make a full report of the accident to the appropriate law enforcement agency and Airport Operations as soon as possible.

4.13  Transportation of Firearms, Ammunition or Explosive Materials

No Person, except police officers, Federal Law enforcement agents or authorized agents of the United States Government required to carry fire arms for official business, shall carry any firearms or explosives on the Airport without written permission of the Authority, except:

a.                                       General Aviation aircraft operators may bring sporting arms into the General Aviation portions of the Air Operations Area if cased and unloaded (without ammunition) for the purpose of placing the arms in their aircraft prior to flight departure.

b.                                      Air Cargo Operators may bring arms, explosives, and other hazardous materials on to the Airport for shipment in accordance with applicable Federal Transportation Regulations.

No person may transport radioactive materials onto or through the Airport without first making the appropriate and required notifications.  These notifications include notifying the Airport Director or his designated representative prior to transportation.

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4.14  Hunting / Trapping / Discharge of Firearms

Hunting, trapping or the discharge of firearms on Airport property is prohibited without the written approval of the Authority.  Discharging a firearm or bow and arrow on or over Airport property and/or toward an aircraft is a violation of ORC 2909.08 and violators shall be prosecuted accordingly.  This shall not apply to officers, agents or employees of the Authority, State, the United States, or a law enforcement officer authorized to discharge firearms and acting within the scope of the officer’s, agent’s or employee’s duties.

4.15  Model Aircraft; Balloons; Blimps; Ultra-light Aircraft; Parachute Jumping.

The flying of model aircraft, balloons; blimps; ultra-light aircraft; parachute jumping on Airport property is prohibited unless authorized in writing by the Authority.

4.16  Damage to Persons or Property

Persons using the Airport do so at their own risk.  The Authority is not an insurer of the safety of persons or property at the Airport.  The Authority assumes no liability or responsibility for loss, injury or damage to persons or property on or at the Airport including injury or damage resulting by reason of falls, fire, theft, vandalism, collision, or acts of third-parties.

4.17  General Insurance Requirements

Persons engaged in Commercial Activities or basing an aircraft at the Airport will be required to obtain and continuously maintain insurance coverage that is determined by the Authority to cover the risks associated with the commercial activity or airport use that is being undertaken.  As a general rule, the insurance requirements will follow the types of coverage and the limits of coverage set forth in the Authority’s airport operating or lease agreements.  Except in unusual cases, a commercial operator or airport user can expect that the Authority will require that it be a named additional insured on the insurance policy.  A certificate of insurance will be required from the insurer showing the types of insurance and the limits of coverage afforded under the insurance policies issued, which certificate must also show that the insurance is non-cancelable except upon 30-days prior written notice to the Authority.

4.18  Fire and Extended Coverage Insurance

Persons leasing Airport property shall procure and keep in force all risk property insurance covering the full replacement value of the improvements located upon leased premises including coverage against loss and damage by fire, natural disasters, and aircraft.

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4.19  Environmental Protection

Persons using Airport property, and facilities located on Airport property, shall ensure that their activities are in strict conformance with Federal, State, and local environmental protection regulations.  Persons authorized to store and use or sell flammable, hazardous, or other environmentally incompatible chemicals or substances as a part of their Airport activities shall furnish insurance or other security against environmental impairment risks as required by the Authority, or State or Federal Government.  Liability for fines, restitution and/or cleanup shall rest solely with the Tenant, Lessee, Commercial Operator or other user of the Airport facilities.

Persons engaged in fuel handling, fuel distribution, fuel storage, and other activities which pose significant threat of environmental impact, shall implement a spilt prevention and response plan that contains procedures and environmental containment and cleanup materials acceptable to the Airport Director, or his designated representative.

Tenants, airport users, and persons conducting industrial activities on the Airport shall participate in and be bound by the Authority Stormwater Pollution Prevention Plan (SWPPP).  The Authority reserves the right to perform audits of tenant activities and facilities for environmental compliance.  The Authority also reserves the right to include tenants and airport users in environmental regulatory programs.

4.20  Prohibitions on Smoking

Smoking shall be prohibited:

a.             In any place where smoking is specifically prohibited by signs.

b.             In the Air Operation Area of the Airport.

c.             Within twenty-five (25) feet of any fuel tender not in motion.

d.             Within fifty (50) feet of any fueling operation in progress.

e.             Any area where prohibited by OSHA, Federal, State, or any other agency with jurisdiction over the Airport.

f.              In all Authority owned or operated buildings except in designated smoking areas, if any.  Smoking inside buildings exclusively leased from the Authority shall be controlled by the leaseholder.

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4.21  Storage

Storage of personal property or personal vehicles, including boats, cars, trailers, mobile homes, etc., in hangars or on the Airport facility is prohibited except with prior written approval by the executive Director.

4.22  Lease or Permit Required

No Person may engage in Commercial Activity on or from the Airport, including the transportation of people, cargo, mail or freight by Aircraft or Vehicle; or the provision of services without a written operating agreement or permit from the Authority.  The operating agreement may be contained within a lease.  Such agreement or permit shall set forth the terms, minimum standards, fees, and insurance requirements for the commercial activity.

4.23  Right to Inspect

To the extent necessary to protect the rights and interests of interested parties or to investigate the compliance with these Rules and Regulations, the Airport Director, or his designated representative or any representative of the FAA or other governmental agency having jurisdiction, shall have the right to enter and inspect, during reasonable hours, all based aircraft, transient aircraft, structures, premises, facilities and improvements on the Airport.

4.24  Severability

If any specific rule or part thereof is designated or otherwise declared invalid or inappropriate, the remainder of these Rules and Regulations and parts thereof shall continue in full force and effect.

SECTION 5 - MOTOR VEHICLE REGULATIONS

A.  General

5.01  State and Local Law, Federal Regulations

Motor vehicles shall be operated on the Airport in strict compliance with the motor vehicle laws of the State of Ohio, local traffic laws and applicable Federal Regulations.

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B. Specific Regulations Covering Operation of Vehicles at the Airport.

5.02  Vehicle / Equipment Parking

a.                                       Vehicles or equipment shall not be Parked at the Airport in any manner or in any location prohibited by law, traffic signs, markings or any other means of indicating that parking is prohibited.

b.                                      Parking vehicles or equipment in areas used for taxiing, landing, takeoff, and parking of Aircraft is prohibited unless prior approval is obtained from Airport Operations.

c.                                       Vehicles or equipment clearly identified and marked as belonging to operators of any Commercial Activity authorized to do business at the Airport pursuant to written agreement may be Parked (unattended) adjacent to their business facilities as long as such parking does not interfere with aircraft or aviation related operations.

d.                                      Airport Operations may revise parking areas, or designate “no parking” areas, as necessary to meet the changing aviation operational needs of the airport.

5.03  Requirement for Driver’s License

No Person shall operate any Vehicle or other mechanized equipment anywhere upon the Airport unless in possession of a valid driver’s license issued by the State of Ohio, or other state, that enables a person to legally operate a motor vehicle.  Operation of snow removal or lawn care equipment on exclusively leased property is excluded.

5.04  Driving under the Influence (FAR Part 91.17)

No Person shall operate any Vehicle, Aircraft, or other mechanized equipment upon the Airport while under the influence of alcohol, narcotics or other drugs.

5.05  Loading and Unloading Zones

No Vehicle shall load or unload at any place other than that specified or designated by the Authority or for exclusively leased areas of the Airport by the leaseholder.

5.06  Speed Limits

Motor Vehicles shall be operated on the air field, streets, roadways and driveways at the Airport in a careful and safe manner and in strict compliance with posted speed limits.

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5.07  Accident Reports

All accidents in which a Motor Vehicle or Mobile Equipment is involved, shall be reported promptly by the driver or drivers involved to Airport Operations and local law enforcement authorities.  Names of witnesses to the accident shall be included in the report.

5.08  Abandoned Vehicles

The Airport Director, without liability, shall have the authority to tow or otherwise remove any vehicle that is parked or abandoned on Airport property whenever it is determined by the Authority that such vehicle constitutes a public nuisance or safety hazard.

C.  Air Operations Area Access (FAR Part 139):

5.09  Access Authorization for Individuals

Persons having a demonstrated operational need to access portions of the AOA may request authorization for this purpose.  Airport Operations, upon determination of operational need, will issue such authorization.  Access may be restricted to a portion of the AOA.  Authorization shall be in the form of a nontransferable identification badge that will remain valid until turned in by the operator or revoked by the Authority.  Entering the AOA without an identification badge or an escort by a person having an identification badge, will be considered Criminal Trespass and a violation of ORC 2911.21.  Persons entering the AOA may be subject to search.

5.10  Vehicle Access Authorization

To insure compliance with FAR Part 139, only Vehicles registered with Airport Operations or vehicles of tenants engaged in aviation activities that are clearly marked with tenant’s name or logo shall be allowed to operate in the Air Operations Area of the Airport.

Persons desiring to operate unescorted vehicles or equipment in the AOA shall receive airside driver’s training before authorization to operate vehicles is approved.  Approved training may be obtained through Airport Operations or as a part of a commercial operator’s or leaseholder’s employee training program, if such program has been approved by Airport Operations.

Gate access cards given to drivers operating unescorted vehicles or equipment in the AOA will remain valid until turned in or revoked by the Authority.

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Vehicles eligible to operate in the AOA shall include, but not be limited to, automobiles, trucks, ambulances, hearses, buses and construction equipment.  Use of bicycles, motorcycles, motor scooters, snowmobiles, and other similar vehicles is prohibited.

To ensure Airport compliance with FAA Safety and Security Regulations, automatic gate users are required stop after passing through such gates and wait until the gate closes before leaving the area.

Driving a vehicle in the AOA without proper authorization to do so will be considered criminal trespass in violation of ORC 2911.21.

5.11  Personal Vehicles

Personal vehicles are prohibited from operation on or access to ramp and apron areas unless written authorization has been obtained from, and a permit issued by, Airport Operations and all prerequisite requirements are met.  Such authorization may be granted, at the discretion of the Airport Director, under the following conditions:

(a)                                  Operation of the vehicle on the ramp or airport apron areas must be essential to the official business of the airport lessee or Commercial Operator and the vehicle may only be used safely for that purpose.  Such lessee or Commercial Operator must demonstrate the necessity for operation on the ramp.

(b)                                 Satisfactory evidence of insurance coverage including public liability insurance at a minimum level specified by the Authority is provided.

(c)                                  Evidence is provided that the vehicle is currently registered for legal operation on the highways of the State of Ohio.

(d)                                 The vehicle displays a current Field Authorization Decal issued by Airport Operations.

5.12  Access to Air Operations Area from Lease Sites

Where access to the Air Operations Area can be obtained through gates, or doors of buildings, located on a leasehold site at the Airport, the leaseholder is responsible for controlling AOA access.  The leaseholder shall establish procedures, subject to the approval of the Airport Director, that will insure compliance with access control provisions in Federal Safety and Security Regulations and the Authority’s Airport Security Plan.  At a minimum, those procedures shall limit AOA access through leasehold areas to those persons having a demonstrated operational need.  Leaseholders are responsible for verifying that such a need exists and that the access permission being granted is consistent with the Leaseholder’s business on the airport.  Access granted to persons without airport identification badges shall be under the escort of an individual

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with proper airport identification.  Unescorted access shall not be allowed by any Airport tenant or its employees.

5.13  Authorized Areas

Operation of authorized Vehicles in the AOA, and the persons operating those vehicles, is restricted to the areas of the AOA designated by Airport Operations at the time the access is approved.  Access to the AOA does not include access to Aircraft Movement Areas unless so specified.

5.14  Right-of-Way

Aircraft, in motion shall, at all times, have the right-of-way over vehicles and pedestrians.  Pedestrians shall, at all times, have the right-of-way over vehicles.

5.15  Passing Aircraft

All vehicles shall pass to the rear of a taxiing aircraft, and shall pass no nearer than twenty (20) feet from the wing or tail section of a large aircraft.

5.16  Visibility from Vehicles

No person shall operate a ground vehicle unless the windows of such vehicle are free of cracks, breaks, distortion or any other defect causing distortion or obstruction of the vision of the operator.

5.17  Obstruction to Equipment

No ground vehicle, equipment or apparatus shall be placed on any roadway, driveway, hangar ramp or other area in such a manner as to obstruct the passage of emergency or snow removal equipment.

5.18  Obstruction to Aircraft

No Person shall park or place any vehicle, equipment, or apparatus within an aircraft loading area in such a manner as to obstruct the area to aircraft.

5.19  Vehicle Parking

No Person shall park any vehicle, equipment or apparatus within ten (10) feet of the interior of the perimeter fence.  No Person shall park any vehicle, equipment, or apparatus within fifteen (15) feet of any fire hydrant.

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5.20  Two-Way Radio Requirements

Vehicles authorized to use the Aircraft Movement Area, must be either (1) equipped with a functioning two-way radio capable of communication with the Air Traffic Control Tower on the currently active Ground Control frequency or (2) escorted by a vehicle so equipped unless another method of communication is approved, in writing, in advance, by the Airport Director and the Air Traffic Control Tower.

5.21  Vehicle Requirements for Beacon

Vehicles authorized to operate in the Aircraft Movement Area shall be equipped with a functioning flashing or rotating amber beacon, rated at not less than 500,000 candle power, mounted upon the highest part of the Vehicle.  This beacon must be in operation at any time the Vehicle is in the Aircraft Movement Area of the Airport.

5.22  Vehicle Flag Use

Vehicles requesting authorization to operate in the Aircraft Movement Area in daylight only may substitute a three foot square flag consisting of nine squares of alternate aviation orange and white for the beacon required in Section 5.21.

5.23  Vehicle and Aircraft Control by Control Tower

No Vehicle shall make any movement in the Aircraft Movement Area of the Airport without specific prior approval from the Air Traffic Control Tower.  Each movement must be separately approved by the ATCT.  Movements include any and all travel upon a taxiway, runway, or in an obstacle free zone associated with a runway or taxiway.  Violators of this regulation will be subject to an FAA fine and criminal prosecution for criminal trespass pursuant to ORC 2911.21 for a violation of these rules pursuant to ORC 4582.99.

5.24  Vehicle Speed

No vehicle, except emergency vehicles, shall exceed fifteen (15) miles per hour on any aircraft ramp area.

5.25  Liability for Damage, Destruction, Injury, and Death

Persons or agencies receiving authorization to operate in the AOA shall be solely responsible for damage or destruction of Airport property or the property of others and for injury or death to persons resulting from their actions.  Access card holders shall also be solely responsible for injury to any person(s) accompanying the cardholder while the cardholder is providing escort in the AOA.  Access cardholders shall also be solely responsible for any injury to any person or damage to any property caused by any person without an Identification badge that they have allowed into the AOA.

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Persons or organizations obtaining authorized access to the AOA, in the form of an identification badge or a gate access card, must sign the application agreeing that they understand and will abide by these Rules and Regulations.  Those same persons and agencies agree to hold the Rickenbacker Port Authority, its Board of Directors, officers and employees harmless in the event of damage to or destruction of personnel property, personal injury, or injury to accompanying persons that occurs while operating in the Air Operations Area of the Rickenbacker International Airport.

SECTION 6 - AIRCRAFT OPERATIONS

A.            General

6.01  General Conduct

All aeronautical and aeronautical support activities at the Rickenbacker International Airport including all Aircraft arriving at or departing from the Airport, or in the airspace constituting the Airport Traffic Area, shall be conducted in conformity with the current provisions of the Federal Aviation Regulations as issued by the Federal Aviation Administration and the laws of the State of Ohio.

6.02  Suspension or Restriction of Aircraft Operations

The Authority may close (shut-down) runways, taxiways, taxilanes, ramps or other areas at the Airport and suspend the use thereof for reasons of safety, repair, maintenance, expansion or such other reasons as determined by the Authority.

6.03  Unlicensed Aircraft - Parking, Tie-down or Storage

All Aircraft parked, tied down, or stored on the Airport shall have a valid Federal or experimental registration (license) unless exempt from registration by law.  Failure to display such registration, upon request, shall be grounds for immediate eviction from the Airport.

B.            Taxiing and Flight Rules

In addition to the following, all aircraft movement activities shall be controlled and conducted in accordance with FAR Part 91 Subparts A and B and instructions in the Airman’s Information Manual.

6.04  Registration of Aircraft

All Aircraft hangared, parked, or remaining on the Airport shall be registered with Airport Operations giving owner(s) name(s), address(es), phone numbers (permanent and

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local), Aircraft type, aircraft registration number, and location of Aircraft at the Airport.  The owner and/or operator of any Aircraft remaining on the Airport for more than thirty (30) consecutive days, shall be required to present evidence of comprehensive general liability insurance coverage affecting the operation of said Aircraft in accordance with Section 4.17.

6.05  Permits for Air Shows

No air shows, air meets, fly-ins, aerial demonstrations, aerobatics, static displays or other special activities shall be held at or over the Airport without prior written permission of the Airport Director, FAA Flight Standards and Air Traffic Control.  No such permission shall be granted unless and until the applicant shall have secured insurance protection in an amount specified by the Authority and with the Authority named as “additional insured”, or as “named additional insured” as determined by the Authority based on an analysis of the risks involved in the proposed activity.  Such insurance and application shall be presented at least 30 days in advance of the date of the event.  The time period covered by the insurance shall be such that coverage is extended for the time required for setting up for the event and for the take-down/cleanup activities.  The Authority reserves the right to refuse such permission at its sole discretion.

6.06  Aircraft Taxi Control

Pilots will taxi their Aircraft into the Aircraft Movement Area of the Airport or from one area of the AMA to another area of the AMA only after they have received clearance from the Airport Control Tower.

6.07  Aircraft Taxi Speeds

Aircraft shall be taxied on Aprons and T-hangar Taxiways at a speed no greater than 15 miles per hour.  Taxing will be done with due regard for other Aircraft, Vehicles, persons and property.

6.08  Aircraft Taxi Procedure

No Aircraft shall taxi in such a manner so as to cause its wings or tail section to overhang any fixed field installation such as fences, buildings, hangars or mobile equipment such as fuel tenders, carts, automobiles or other Aircraft.

6.09  Takeoff and Landing

Takeoffs and landings shall be made only on the Airport’s designated Runways.  The Air Traffic Control Tower may use the Airport’s Taxiways for routine aircraft operations with the prior approval of the Airport Director or his designee and the issuance of the appropriate Notice To Airmen (NOTAMS).  The grass areas of the Airport are not designed to accommodate the landing or take off of fixed wing aircraft and there use for

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this purpose is prohibited.  Helicopters may land in the grass areas of the airport, at their own risk, with the permission of the Air Traffic Control Tower.  The pilot in command of an aircraft having declared an emergency may use solely at his/her own risk any portion of the airfield to accomplish the aircraft landing.

6.10  Runway Use Procedures

All aircraft landings and takeoffs will be in accordance with FAR Part 91.129, the Airman’s Information Manual and Air Traffic Control directions.

C.                                    Aeronautical Ground Rules

6.11  Restrictions on Aircraft Start-up

A qualified pilot or mechanic shall be at the controls of all Aircraft whenever the engine is operated.  Under no circumstances shall an Aircraft engine be started or allowed to run with an unqualified pilot, mechanic, or other person or no person at the controls.

6.12  Restriction on Engine Run-up

All maintenance run-ups and new engine break-ins may only be performed in areas designated by Airport Operations.  Exhaust or engine blast shall be directed away from vehicles, buildings and other aircraft.  Requests to add or relocate designated run-up areas are to be submitted to the Airport Director’s office for written approval prior to initiating activities.

6.13  Disposition of Aircraft Parts

The Aircraft owner, at such owner’s sole cost, shall promptly remove and dispose of any wrecked aircraft or aircraft parts from the Airport.  Storage of salvage aircraft or parts is permitted only inside buildings located on exclusively leased areas of the Airport.  In the event the aircraft owner fails to comply with the immediate removal as noted above, or stores salvage aircraft or parts outside of a building and it is necessary for the Authority to remove such Aircraft or Aircraft parts for the safe operation and maintenance of the Airport, such removal shall be at the owner’s expense.  The Airport Authority, Board, its officers, employees and agents shall not be liable for any damage which may result in the course of such removal.

6.14  Unattended Aircraft

No Aircraft shall be left unattended on the Airport unless properly tied down, chocked, or otherwise secured or hangared.  Owners of Aircraft shall be responsible for any and all damage resulting from failure to comply with this provision.

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D.                                    Aircraft Maintenance

6.15  General

All Aircraft maintenance, commercial or by owner, including maintenance of engines and components, shall be performed, and all registered aircraft maintained, in accordance with FAR Part 91 Subpart E, or other Federal regulations governing the maintenance of their particular type of aircraft.  All maintenance on the Airport shall be performed by Persons having all required certificates, permits, and authorization from the Authority to perform such service on Airport property.  Aircraft maintenance shall be performed only in areas or buildings designated for such purpose by the Authority in accordance with a lease or operating agreement between the Authority and the Operator.  All Aircraft maintenance activities shall be conducted in accordance with uniform building and fire codes.  The storage of non-a in worthy aircraft for parts salvage is prohibited unless such storage is inside building(s) on exclusively leased areas of the Airport.

The Aircraft owner shall maintain his/her Aircraft in such a condition that it does not endanger the general public, disrupt Airport operations, or cause environmental impact.

6.16  De-Icing/Anti-Icing

De-icing of Aircraft shall be performed in accordance with State and Federal environmental regulations, and airport operating procedures, and only in areas designated for such purpose by Airport Operations.  Aircraft operators or service providers engaging in de-icing or anti-icing activities shall report to the Authority the quantity and type of de-icing/anti-icing fluid used, the airfield location where used, and the weather conditions during each operation.  This information can be reported on a form provided by the Authority or on a form acceptable to the Authority.

SECTION 7 – FUEL HANDLING

7.01  Refueling, Defueling and Fuel Storage

The following general rules shall govern refueling, defueling, and sumping of aircraft, and the placing of fuels in storage tanks or dispensers.

a.                                       No aircraft shall be refueled or defueled while aircraft engines are running or being preheated, or while such aircraft is in a hanger or enclosed area.

b.                                      Prior to the fuel servicing of any aircraft or the transfer of fuel into storage, the fueling equipment shall be bonded to the aircraft or receiving vessel.

c.                                       When malfunction of refueling equipment is detected, all refueling shall cease immediately and the malfunction remedied or the fueling unit replaced before

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fueling continues.  Any malfunction or irregularity detected on or within the aircraft being fueled shall be brought to the attention of the aircraft owner/operator immediately.

d.                                      Persons engaged in fuel handling shall exercise extreme caution to prevent fuel spills.  If spills occur, fuel servicing shall cease and operator shall immediately notify Airport Operations.  Persons (company, agents, etc.) who cause fuel spills must take immediate action to control, contain, and recover the spill.  All costs and materials expended in the response and restoration of a fuel spill shall be the responsibility of the person (company, agent, etc.) causing the spill.  The environment (area) impacted by the spill shall be restored to at least the same condition that existed prior to the spill.

e.                                       Fueling trucks, pumps, meters, hoses, nozzles, grounding/bonding devices and fire extinguishers shall be maintained to NFPA and ATA standards.

f.                                         During fueling operations in connection with any aircraft, NFPA approved fire extinguishers shall be immediately available.

g.                                      All fuel trucks must be properly labeled on all sides showing the product type.

h.                                      All fuel trucks being worked on inside a closed building must first be defueled and vented before work begins.  Fuel trucks may not be stored in a building.

i.                                          All fuel products must be supplied from stocks maintained or approved by Airport Operations.

j.                                          Only persons engaged in fuel handling or in the maintenance and operation of the aircraft being fueled shall be permitted in the immediate vicinity of the aircraft during refueling operations.

k.                                       Fuel products shall not be dispensed into, transferred or drained from any aircraft or equipment while in any hanger or other enclosure on the airport.

l.                                          Fuel products dispensed at the Airport into aircraft or other vehicles shall be delivered by authorized vehicles or equipment approved by Airport Operations.

m.                                    All self-fueling of aircraft shall be in accordance of the Airport’s fire safety and fuel handling standards and the Minimum Operating Standards.

n.                                      All persons engaged in fuel handling, distribution, and storage shall have an amount of spill response materials acceptable to the Airport Director, or his designated representative.

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SECTION 8 - TIE DOWNS AREAS

8.01  Tie-Down Responsibility

Each pilot is responsible for securing his/her own Aircraft.  While FBO employees may assist the pilot upon request, the method used to tie-down an Aircraft and the duty of inspection to make sure that the Aircraft is properly tied-down is the responsibility of the Pilot.

8.02  Supplying of Ropes

Pilots are expected to supply their own Aircraft tie-down ropes.  In cases where tie-down ropes are provided by the FBO, it is the duty of the pilot to inspect the tie-down ropes and to determine whether the ropes are adequate under the circumstances, and to reject ropes that, in the pilot’s Judgment, are inadequate.

8.03  Defects

Aircraft owners and pilots shall immediately notify Airport Operations personnel upon discovery of any problem or defect associated with a tie-down space that could affect the safety or security or their Aircraft.

SECTION 9 - FIRE PREVENTION/HAZARDOUS MATERIALS

9.01  General Conduct

No Person in or upon the Airport shall do or omit any act if such action or lack thereof endangers persons or property.  All Persons using the Airport shall exercise the utmost care to guard against fire or injury to persons or property.  Any Person who has knowledge of a fire, a fire hazard, or other property or life threatening situation shall immediately notify Airport Operations personnel and/or the appropriate emergency assistance providers.  All requirements emanating from the Authority, State Fire Marshall or local fire authorities shall be compiled with by any and all tenants, lessees, commercial operators, invitees, and the public without delay.

9.02  Fire Apparatus

All Tenants, lessees, and commercial operators shall maintain adequate and readily accessible fire extinguishers approved by the National fire Protection Association (NFPA) for the particular types of hazards normally created by tenant’s, lessee’s or commercial operator’s activities or as may be recommended by the Fire Chief or Fire Inspector.  All fire apparatus shall be maintained in an operable condition pursuant to 29 CFR 1910.157.

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9.03  Compliance with Fire Prevention Signs

All Persons shall observe and comply with “No Smoking.” and other fire prevention signs.

9.04  Storage of Waste or Debris

No rubbish, paper or other waste or debris shall be permitted to be stored in or near any structure, hangar or Vehicle, except in approved metal receptacles, fitted with airtight covers.  Storage of oily waste, rags, and other flammable materials is not permitted at anytime on the Airport.  Such Items shall be promptly disposed of in the place and manner required by applicable environmental regulations.

9.05  Storage of Flammable Liquids

The storage of gasoline, kerosene, ether, liquid oxygen or other volatile liquids in authorized commercial maintenance facilities is subject to the written permission of the Authority.  Operators must demonstrate that the storage and proposed use is a necessary part of the maintenance services provided.  Permission for the storage of gasoline, kerosene, ether, liquid oxygen or other volatile liquids will not be given to anyone but commercial operators authorized to do maintenance, and even then, storage will be restricted to the minimum amounts necessary to perform the maintenance.  Storage is also subject to complete compliance with the requirements and recommendations of the Uniform Building and Fire Codes.  In no event may storage of these materials exceed the quantities permitted by building and fire codes.

The handling, dispensing and storage of aviation and automobile fuels shall be conducted in strict compliance with the Authority’s Minimum Standards.

9.06  Removal of Flammable Containers

Empty oil, paint and varnish containers shall be immediately removed from the Airport and shall not be allowed to remain on floors, shelves, wall stringers or in other locations in or near any structure.

9.07  Care of Hangar Floors

Floors of all hangars shall be kept free of oil and other flammable residue at all times.  The use of volatile flammables for cleaning is strictly prohibited.

9.08  Use and Disposal of Hazardous Materials

All hazardous materials, including but not limited to, flammable and/or toxic substances shall be used, stored, and disposed of, in accordance with these Rules and Regulations and all applicable local, State and Federal rules, regulations and laws and at the sole risk of the user.  Hazardous materials must be removed from the Airport and disposed at no

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authorized disposal site.  No hazardous materials may be disposed of by placing it down a drain or in a dumpster.  The user of any hazardous substance shall be fully and personally liable for any violation of such rule, regulation, or law along with the cost of any clean-up or damage that may result from such use.

9.09  Aircraft Fueling/Starting Engines

Aircraft must be removed completely from the hangar prior to fueling, de-fueling, or starting the engine.

9.10  Aircraft Maintenance Activities

Use of open flames or highly heated parts is not permitted in designated Aircraft maintenance facilities until all other Aircraft and all flammable/explosive materials have been removed from the hangar and adequate fire extinguishing equipment is readily available.  Cleaning of engine parts or Aircraft parts shall be done with non-flammable liquids or in designated open-air areas.  Maintenance may not be done in open-air areas without spill/drip pans being located under the Aircraft.  In no event shall oil, fuel or other hazardous materials be allowed to spill, drip, or leak onto the ramp during maintenance activities.  Maintenance personnel shall have available an amount of spill response materials acceptable to the Airport Director, or his designated representatives.

SECTION 10 - ENFORCEMENT

10.01  Enforcement Responsibility

The Airport Director, his designee or designees, is responsible for the day to day enforcement of the foregoing Rules and Regulations on behalf of the Authority.  The Airport Director may seek the assistance of local law enforcement personnel as necessary.  In accordance with FAA regulations, all persons with authorization to access to the AOA shall be responsible for compliance with these rules, FAA regulations and the security of the AOA, and shall use every effort to prevent unauthorized access to the AOA.

10.02  Enforcement Process

Any Person violating these Rules and Regulations is subject to being (1) charged with a minor misdemeanor in accordance with the provisions of Section 4582.99 of the Ohio Revised Code; (2) charged with a violation of the applicable criminal codes; (3) fined in accordance with FAA regulations; and (4) subject to any other legal remedies that may be available to the Authority, or all of the above.

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10.03  Liability for Fines

Any Person whose act, or failure to act, results in a fine or penalty being assessed against the Airport or Authority by any federal, state, or local governmental agency having jurisdiction over the Airport shall be fully liable for the payment or reimbursement of such fine or penalty in addition to the costs including attorney fees associated with the restitution, repair, or clean-up of conditions resulting from such violations.

10.04  Progressive Penalty Process

Airport Operations will conduct inspections and monitor daily Airport activities for compliance with these rules, including safety and security issues.  The goals of this program are (1) a safe Airport in compliance with Federal Aviation Administration (FAA) and Rickenbacker International Airport regulations and (2) the education of Airport tenants and Users about the regulations and these rules.  Safety and security of Airport operations requires that management and employees of the airlines, tenants, and the airport work closely with the FAA and the Authority to promote adherence to the Rules and Regulations.

The following Progressive Penalty Procedure has been established to encourage compliance with these Rules and Regulations and avoid other forms of legal remedies as noted in 10.02 above.  Nothing, however, shall bind the Authority or the FAA to follow the Progressive Penalty Process as a first course of action.  The Authority reserves the right to file charges if it appears that violator’s response to this process will not result in the desired compliance.

Progressive Steps:  Instead of filing criminal misdemeanor charges as noted in 10.02 above, violators and their on Airport employers may be offered the following remedies for a minor violation of the rules.  It is the Authority’s sole decision whether a violation shall be considered minor.

(a)                                  Written Warning:

Any first occurrence of a violation of the rules and regulations set forth in this document could result in a written warning.  Information concerning the violation will be attached to the violator’s record in the Airport Operations ID Badge database.  If an airport tenant’s employee receives a warning, the employee’s Manager will be notified of the incident in writing by the Director of Airport Operations.

(b)                                 I.D. Badge Revocation and Training

Any second occurrence of a violation by the same employee may result in the employee being escorted out of the secured area.  The reporting officer will retain the employee’s I.D. badge and the employee’s supervisor will be notified of the

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incident.  The employee must successfully complete the Authority’s re-training requirements in the area of the violation prior to the return of the I.D. badge and reinstatement of access privileges.

(c)                                  Permanent I.D. Badge Revocation

Any third occurrence of any violation involving the same employee will result in the employee being escorted out of the secured area.  The employees I.D. Badge will be permanently withdrawn by the Airport Director and the employee’s manager will be notified in writing.

ADOPTED: June 7, 2000

EFFECTIVE DATE: June 7, 2000

Supersedes All Previous Rules and Regulations including those adopted July 1992.

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Exhibit I – Site Dimension Plans

[GRAPHIC]

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Exhibit J – Site Preparation Work

Sanitary

Install Six New manholes

Remove six existing manholes

Install 1240 feet of new 15” sewer pipe

Grout in place 1230 feet of existing sewer pipe

Grout in place 500 feet of existing miscellaneous pipe

Water

Remove 220 feet of 12” line

Remove 750 feet of 6” line

Storm

Remove 610 feet of 42” storm line

Install 650 feet of 42” storm line

Pavement Demolition

Remove 3400 square yards of existing pavement

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Exhibit K – Ramp

[GRAPHIC]

To be updated upon completion of design.

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Exhibit L – Tenant Work Permit

COLUMBUS REGIONAL AIRPORT AUTHORITY
4600 International Gateway, Columbus, Ohio 43219 614-239-5010, Fax 614-238-7850
TENANT WORK PERMIT APPLICATION

Except for routine maintenance on tenant-installed equipment, a permit is required any time a Tenant performs construction or modification work located on Airport Property.  The permitting process is described on the back of this form.

NOTE: THIS APPLICATION MUST BE SUBMITTED TO THE AIRPORT AUTHORITY BEFORE APPLYING FOR ANY CITY PERMITS THAT MAY BE REQUIRED

TITLE OF PROJECT:

LOCATION OF WORK (Building, Concourse, Room No., Etc.):                                        ☐PCIA  ☐BOLTON

Estimated Start Date:                Estimated Construction Duration:                Estimated Construction Cost:

Have you discussed this work with CRAA Properties personnel ?  NO ☐  YES   ☐  Prevailing Wage   NO  ☐  YES  ☐

Are drawings and/or specifications enclosed ?  ☐ No   ☐Yes (Submit 3 sets.  You may be required to submit additional sets if determined necessary by the Authority.)

Proposed Work Includes (check all that apply):	NOTE:	Tenant is responsible for providing all AOA access needed to complete the proposed work.
☐ Antenna/Communications	☐ Podium/Backscreens

☐ Electrical modifications	☐ New drywall	☐ Roof penetration(s)

☐ HVAC modifications	☐ Demolition of existing walls	☐ Underground or aboveground storage tanks

☐ Plumbing modifications	☐ Land Disturbance	☐ Other

By signing below, Tenant acknowledges receipt of the CRAA TENANT CONSTRUCTION MANUAL and agrees to be bound by the terms and conditions of this manual and this application for the proposed work and certifies that employees are qualified and OSHA trained to perform the work.

REQUESTING TENANT:	Phone No.:

SIGNATURE:	Fax No.:

(Printed Name)	(Title)	(Date)

NAME/MAILING ADDRESS FOR APPROVED TWP:

CONTRACTOR (if known):	Phone No.:	Fax No.:

ARCHITECT/ENGINEER/DESIGNER (if applicable):

ADDRESS:

CONTACT:	Phone No.:	Fax No.:

AUTHORITY USE ONLY – FOR APPROVAL TO PROCEED WITH CONSTRUCTION:

PROPERTIES (Initials & date)	FACILITIES (Initials & date)
COMMUNICATIONS/IT (Initials & date)	GARAGE (Initials & date)
ENVIRONMENTAL (Initials & date)	OTHER

WORK PERMIT APPROVAL

Construction is hereby authorized to proceed on the proposed Work, after all appropriate City permits have been obtained and the pre-construction meeting has been held.  All Work done under this authorization is at the Tenant’s own expense and risk, and the Columbus Regional Airport Authority shall not be held liable for any damages, losses, or injuries resulting from or connected in any way with this Work.

☐   Approved with attached conditions

Permit Number	Angela R. Tickle, P.E. (or Designee)	Date
Vice President, Planning & Engineering

FINAL INSPECTION

Conditions or Exceptions	Accepted:
	CRAA Manager	Date

	CRAA Vice President, Planning & Engineering	Date

Updated 6/12/2003

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The Columbus Regional Airport Authority Tenant Work Permit Process

Port Columbus International Airport/Bolton Field Airport

Except for routine maintenance on tenant-installed equipment, a permit is required any time a Tenant performs construction or modification work located on Authority Property.

Obtaining a Work Permit

1.                                       Discuss preliminary concept of work with Properties (239-3173).

2.                                       Upon approval of concept by Properties, obtain a Work Permit Application and Construction Manual from the Planning and Engineering Division at 239-5010.

3.                                       Submit the following (via mail or fax) to the CRAA Planning and Engineering Division at the address and fax number at the bottom of this page:

a.                                       A completed CRAA Work Permit Application.

b.                                      Three (3) sets of preliminary construction plans and specifications for the planned work.

4.                                       Documents are then reviewed by Airport Staff.  Accurate and complete documentation takes less time to process.  When it is determined that the documents for the project are in compliance with the CRAA standards and all other requirements have been met, an approved CRAA Tenant Work Permit for the work will be issued.

5.                                       After obtaining all appropriate City and related permits, submit three sets of final construction plans and specs.  Upon receipt of the final plans, a pre-construction meeting may be held with CRAA Staff.  Depending upon the scope of work, this meeting may be held prior to obtaining City and related permits in order to expedite construction.

6.                                       At the Pre-Construction Conference, the contractors will be briefed on rules, regulations, and procedures to be followed for the construction project.  Contractors should be prepared to discuss the project in detail.  The contractor should submit to the Authority:

a.                                       A copy of the contractor’s insurance documentation on CRAA forms, as applicable.  If construction costs exceed $25,000, submit performance bonds on CRAA forms.

b.                                      A list of all sub-contractors to be used and their phone numbers.

c.                                       Provide an Emergency Contact list.

Project Design, Construction, and Inspection

All work must be performed by properly licensed personnel and comply with the State of Ohio and City of Columbus Building Code, and all other rules, regulations, and policies of agencies having jurisdiction.  Contractors must adhere to the appropriate sections of the Authority’s Construction Manual.  The Authority reserves the right to restrict the hours of work for work deemed to be excessively disruptive to the airport, at no additional cost to the Authority.

All materials and each portion of the Work is subject to inspection by the Authority.  Other federal, state, and local agencies may require the contractor to have permits and inspections in addition to those required by the Authority.  The Authority shall have no responsibility to insure that other permits or inspections are properly obtained, scheduled, or completed. Copies of all final, signed inspection documents should be forwarded to the Authority.

Contractor or tenant shall notify the Authority representative when the work is complete, and a final inspection of the project will be scheduled by the Authority.

Project Close Out

The project will be closed out when the contractor has:

1.                                       Successfully completed the CRAA Final inspection.  At the Authority’s option, work not completed as agreed will be performed by CRAA and billed back to the tenant.

2.                                       Submitted signed and sealed As-built documents (on CAD disk if required).

3.                                       Submitted a copy of the contractor’s Final Release of Lien and a letter stating the work is complete.

Contractor Insurance and bonds must remain current and in force until the Work Permit is closed.

Permit Fees and Charges

The Authority does not currently charge a fee for the Work Permit.  However, work completed without an approved Work Permit will be subject to tenant charges or removal at tenant expense.  All project permitting and development costs, fees, and taxes required to complete the work are the responsibility of the Tenant and Contractor.

For Further Information About This Program

CRAA Planning and Engineering Division		Mailing Address
Work Permit Program Manager Kitty Daehnke	614/238-7814	Tenant Work Permit Program
Forms and Applications	614/239-5010	Columbus Regional Airport Authority
Fax	614/238-7850	4600 International Gateway
Inspections	614/238-7814	Columbus, OH 43219
Vice President, Planning & Engineering	614/239-4011	Attn: Tenant Work Permit Project Manager

City of Columbus Development Regulations Division	614/645-8139

Updated 6/12/2003

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Exhibit N – Easement

[GRAPHIC]

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Exhibit P - Leasehold Mortgage Language

CONSENT AND ESTOPPEL CERTIFICATE

This Consent and Estoppel Certificate is made this            day of               , 200   by COLUMBUS REGIONAL AIRPORT AUTHORITY, the operator of Rickenbacker International Airport and a port authority organized and existing under and by virtue of the laws of the State of Ohio, with an address of 4600 International Gateway, Columbus, Ohio 43219 (“Lessor”), for the benefit of                                     , a(n)                                        with an address of                             ,                (“Lender”), in order to induce Lender to extend credit to AIRNET SYSTEMS, INC., an Ohio corporation, with an address of 3939 International Gateway, Columbus, Ohio 43219 (“Lessee”).

Recitals

A.                                   Lessor and Lessee entered into a Land Lease dated as of                   , 200   (the “Lease”), pursuant to which Lessor leased to Lessee the premises (“Premises”) described therein A Memorandum of Lease is of record as Instrument No.                  in the Recorder’s Office, Franklin County, Ohio.

B.                                     Lessee desires to obtain certain credit (the “Credit”) from the Lender which will be secured, in part, by a first leasehold mortgage (the “Leasehold Mortgage”) encumbering Lessee’s leasehold interest in the Premises.

C.                                     Lender requires as a condition precedent to extending the Credit that Lessor execute this Certificate.

Certification

Lessor hereby certifies to and/or agrees with the Lender as follows:

(a)                                  The copy of the Lease attached hereto as Exhibit “A” is a true and complete copy of the lease and any amendments or other agreements entered into by and between Lessor and Lessee with respect to the Premises and there are no other modifications or amendments thereto.  There are no other agreements or commitments involving Lessor and/or Lessee in connection with the Lease or the Premises except [here list the other ancillary agreements between the Authority and Airnet];

(b)                                 The Lease evidences the valid, binding and enforceable obligation of Lessor and is presently in full force and effect and unmodified, except as otherwise stated herein;

(c)                                  To the best of the Lessor’s knowledge there are no outstanding contingencies which might result in the termination of or an option to terminate the Lease;

(d)                                 As of this date, there are no uncured breaches or defaults under the Lease known to Lessor; and Lessee has not notified Lessor of any charges, liens or claims of offset under the Lease or otherwise against rents or other amounts due or to become due to Lessor thereunder;

(e)                                  The rent and all other sums, if any, due Lessor under the Lease are paid current to the date hereof;

(f)                                    The term of the Lease and payment of the rents thereunder have commenced.  The original term of the Lease expires on                   .  There are             10-year renewal options;

(g)                                 Prior to the release of Lender’s Leasehold Mortgage, Lessor will not amend, change or modify the Lease or accept surrender of the Lease, without in each case the prior written consent of Lender;

(h)                                 Lessor hereby consents to the granting by Lessee of the Leasehold Mortgage to Lender;

(i)                                     Lender shall be entitled to and is hereby granted the benefit of the provisions of the Lease pertaining to leasehold mortgagees, including without limitation, the provisions of Section           of the Lease with respect to the agreement of Lessor to provide Lender with notice of Lessee’s defaults under the Lease and the right of Lender to cure such defaults within the time period specified in the Lease and promptly initiate and diligently conclude a foreclosure of the Leasehold Mortgage.  Provided that Lender is in compliance with these Lease provisions, Lessor may not take any action to terminate the Lease.  Any notices required to be sent to the leasehold mortgagee pursuant to the terms of the Lease shall be mailed to:

(j)                                     Lessor and Lender acknowledge and agree that:

(i)                                     This Consent and Estoppel Certificate shall bind Lessor and its successors and assigns and shall inure to the benefit of Lender and its successors and assigns, as owner and holder of the loan secured by the Leasehold

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Mortgage, and to the benefit of any person who, pursuant to foreclosure proceedings or conveyance in lieu thereof, succeeds to Lessee’s interest under the Lease in accordance with the provisions of the Lease.  No further consent by Lessor shall be required for any acquisition by Lender through foreclosure or conveyance in lieu of foreclosure; provided that Lender shall assume all responsibilities and obligations of Tenant under the Lease.

(ii)                                  Any payments due by Lessor to Lessee upon termination of the Lease and any condemnation proceeds due to Lessee with respect to the value of the improvements and the value of the unexpired term and option term of the Lease shall be paid to Lender until Lessor receives written notice that the Leasehold Mortgage has been released.  Any insurance proceeds shall be paid to Lender for application to restoration (If required under the Lease) and otherwise as provided in the Leasehold Mortgage.

(iii)                               If the Lease is terminated by operation of law, as a consequence of its rejection in bankruptcy by Lessee’s trustee or for any other reason, notwithstanding that Lender has exercised its rights to cure Lessee’s default(s) and foreclose the lien of the Leasehold Mortgage, Lessor agrees in such circumstances to execute a new lease effective as of the date of termination of the Lease; and such new lease shall be for a term equal to that period, absent the termination of the Lease, which would have been the unexpired portion of the term of the Lease and shall otherwise be on the same terms, covenants, conditions, and agreements as are contained in the Lease.

(iv)                              Lessor acknowledges that certain defaults are personal to Lessee (e.g. Lessee’s bankruptcy) and not reasonably susceptible to cure by Lender, and that certain defaults may only be cured after Lender has obtained possession of the Premises.  As provided in the Lease, Lender shall be required to cure defaults reasonably susceptible to cure by Lender and, with respect to non-monetary defaults not curable without having obtained possession of the Premises, Lender shall be provided the period of time provided in the Lease after Lender has obtained possession in order to cure such defaults.

(k)                                  Lessor acknowledges and understands that Lender will rely on this Certificate in extending the Credit to Lessee; however, this Certificate is furnished solely for the benefit of Lender or any subsequent lender as described in Subparagraph (j)(i) and may not be relied upon by any other person.

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IN WITNESS WHEREOF, Lessor, by its duly authorized officer, has executed this Consent and Estoppel Certificate.

COLUMBUS REGIONAL AIRPORT AUTHORITY

By:
Name: Elaine Roberts
Title: President and CEO

STATE OF OHIO,

COUNTY OF FRANKLIN, SS:

The foregoing instrument was acknowledged before me this        day of           , 200   by Elaine Roberts, the President and CEO of Columbus Regional Airport Authority, an Ohio port authority, on behalf of the port authority.

Notary Public

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Lessee confirms to Lessor that Lessee has mortgaged the leasehold to Lender and requests Lessor to execute this Consent and Estoppel Certificate, this            day of             200    .

AIRNET SYSTEMS, INC.

By:
Name:
Title:

STATE OF OHIO,

COUNTY OF FRANKLIN, SS:

The foregoing instrument was acknowledged before me this            day of             , 200   , by               ,                of AirNet Systems, Inc., an Ohio corporation on behalf of the corporation.

Notary Public

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                                       acknowledges the terms of this Consent and Estoppel Certificate, this          day of            , 200   .

[LENDER]

By:
Name:
Title:

STATE OF                          ,

COUNTY OF                  , SS:

The foregoing instrument was acknowledged before me this        day of          , 200   , by                                      of                          a(n)                               , on behalf of the                                      .

Notary Public

THIS INSTRUMENT PREPARED BY:

Gary E. Davis, Esq.

VORYS, SATER, SEYMOUR AND PEASE LLP

52 East Gay Street

P.O. Box 1008

Columbus, Ohio 43216-1008

(614) 464-6386

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